SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

KRISPY KREME DOUGHNUTS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1)	Amount previously paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

May 5, 2011

To Our Shareholders:

     On behalf of the Board of Directors and management of Krispy Kreme Doughnuts, Inc., I invite you to the Annual Meeting of Shareholders to be held on Tuesday, June 14, 2011, at 9:00 a.m., Eastern Time, at the Marriott Hotel, Hearn Grand Ballroom, 425 North Cherry Street, Winston-Salem, North Carolina 27101. We look forward to greeting those shareholders able to attend.

     Details of business to be conducted at the Annual Meeting are provided in the enclosed Notice of Annual Meeting of Shareholders and Proxy Statement. Also enclosed for your information is a copy of our Annual Report on Form 10-K for the fiscal year ended January 30, 2011, which contains financial statements and other important information about our business.

     It is important that your shares are represented at the Annual Meeting whether or not you plan to attend. Accordingly, we request your cooperation by signing, dating, and mailing the enclosed proxy card, or voting by telephone or electronically through the Internet as soon as possible to ensure your representation at the Annual Meeting. If you do attend the Annual Meeting and wish to vote in person, you may revoke your proxy at any time.

Sincerely,

JAMES H. MORGAN
Chairman of the Board, President
and Chief Executive Officer

KRISPY KREME DOUGHNUTS, INC.
370 Knollwood Street
Winston-Salem, North Carolina 27103
________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 14, 2011
________________________________

To the Shareholders of
Krispy Kreme Doughnuts, Inc.:

     Notice is hereby given that the Annual Meeting of Shareholders of Krispy Kreme Doughnuts, Inc. will be held on Tuesday, June 14, 2011, at 9:00 a.m., Eastern Time, at the Marriott Hotel, Hearn Grand Ballroom, 425 North Cherry Street, Winston-Salem, North Carolina 27101, for the following purposes:

     1. To elect three Class III directors, all of whose terms will expire in 2014;

     2. To approve, on an advisory basis, the compensation of our named executive officers as disclosed in our 2011 Proxy Statement;

     3. To recommend, on an advisory basis, the frequency of future advisory votes on executive compensation;

     4. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 29, 2012; and

     5. To consider such other matters as may properly come before the Annual Meeting and any adjournment or postponement thereof.

     Only shareholders of record as of April 15, 2011 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

     A Proxy Statement and a proxy solicited by the Board of Directors of Krispy Kreme are enclosed. Please sign, date, and return the proxy card in the enclosed business reply envelope, or vote by telephone or electronically through the Internet as soon as possible to ensure your representation at the Annual Meeting. If you attend the Annual Meeting and wish to vote in person, you may revoke your proxy at that time. Seating is limited at the Annual Meeting. If you plan to attend, you MUST follow the instructions described under “Proxy Solicitation and General Information — Admission to Annual Meeting” in the Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS,

WESLEY M. SUTTLE
Secretary

May 5, 2011

TABLE OF CONTENTS

PROXY SOLICITATION AND GENERAL INFORMATION	1
General	1
Record Date and Share Ownership	1
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting
to Be Held on June 14, 2011	1
Voting by Shareholders with Shares Held Directly in Their Names	1
Voting by Shareholders with Shares Held Through a Bank, Brokerage Firm, or Other Nominee	2
Voting of Proxies	2
Revocability of Proxies	2
Admission to Annual Meeting	2
Quorum and Voting Requirements	3
Matters to Be Presented	4
Other	4
VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS	5
Directors, Nominees, and Executive Officers	5
Beneficial Owners of More Than 5% of Common Stock	7
ELECTION OF DIRECTORS	8
Composition of the Board of Directors	8
Board Nominees for Election at the Annual Meeting	8
About the Continuing Directors	10
Determination of Independence	15
Board and Committee Information	15
Chairman of the Board, Chief Executive Officer, and Lead Independent Director	17
Non-Management Directors	17
Director Attendance at Annual Meeting of Shareholders	17
Communications with Directors	17
Risk Management	18
Director Nominations	18
Director Compensation	20
Narrative to Director Compensation Table	20
Codes of Ethics	22
Compensation Committee Interlocks and Insider Participation	22
Executive Officers	22
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS
DISCLOSED IN OUR 2011 PROXY STATEMENT	24
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE
COMPENSATION	25
EXECUTIVE COMPENSATION	26
Compensation Discussion and Analysis	26
Compensation Committee Report	37
Risk Analysis of Compensation Plans	37
Summary Compensation Table	38
Grants of Plan-Based Awards	39
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based
Awards Table	40
Outstanding Equity Awards at Fiscal Year-End	44
Option Exercises and Stock Vested	47
Nonqualified Deferred Compensation	47
Potential Payments upon Termination and Change in Control	48

i

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM	55
INFORMATION RELATED TO OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM	56
General	56
Fees	56
Pre-Approval of Audit and Non-Audit Services	56
REPORT OF THE AUDIT COMMITTEE FOR FISCAL YEAR 2011	57
TRANSACTIONS WITH RELATED PERSONS	58
Transactions with Related Persons	58
Review, Approval, or Ratification of Transactions with Related Persons	58
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	59
SHAREHOLDERS’ PROPOSALS FOR 2012 ANNUAL MEETING	59
HOUSEHOLDING	60
OTHER MATTERS	60
DIRECTIONS TO ANNUAL MEETING	Back Cover

ii

PROXY STATEMENT
May 5, 2011
For the Annual Meeting of Shareholders
To Be Held June 14, 2011
____________________

PROXY SOLICITATION AND GENERAL INFORMATION

General

     This Proxy Statement is furnished in connection with the solicitation of proxies by Krispy Kreme Doughnuts, Inc. (the “Company” or “Krispy Kreme”) for use at Krispy Kreme’s Annual Meeting of Shareholders to be held on Tuesday, June 14, 2011, at 9:00 a.m., Eastern Time, at the Marriott Hotel, Hearn Grand Ballroom, 425 North Cherry Street, Winston-Salem, North Carolina 27101, including any postponement or adjournment thereof (the “Annual Meeting”), for the purposes set forth in the accompanying notice. Beginning on or about May 5, 2011, Krispy Kreme is mailing this Proxy Statement and the accompanying proxy, together with its Annual Report on Form 10-K for the fiscal year ended January 30, 2011 (the “2011 Form 10-K”), to shareholders entitled to vote at the Annual Meeting.

Record Date and Share Ownership

     Only shareholders of record at the close of business on April 15, 2011 (the “Record Date”) are entitled to notice of, and to vote in person or by proxy at, the Annual Meeting. As of the Record Date, there were 67,524,179 shares of Krispy Kreme common stock outstanding and entitled to vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 14, 2011

     The Proxy Statement and 2011 Form 10-K are available at http://investor.krispykreme.com/annual-proxy.cfm.

Voting by Shareholders with Shares Held Directly in Their Names

     Shareholders with shares registered directly in their names in the Company’s stock records maintained by its transfer agent, American Stock Transfer and Trust Company (“AST”), may vote their shares:
  by mailing a signed and dated proxy card in the postage-paid envelope provided;

  by making a toll-free telephone call in the U.S. or Canada to 1-800-690-6903; or

  by submitting a proxy through the Internet at the following Web address: www.proxyvote.com.
     In addition, ballots will be passed out to any shareholder who wants to vote in person at the Annual Meeting.

     Specific instructions to be followed by registered shareholders are set forth on the enclosed proxy card. Proxies submitted by mail, telephone or Internet as described above must be received by 11:59 p.m., Eastern Time, on June 13, 2011. NOTE: If you vote by telephone or Internet, you do not need to return your proxy card.

Voting by Shareholders with Shares Held Through a Bank, Brokerage Firm, or Other Nominee

     Shareholders who hold shares through a bank or brokerage firm should refer to the voting instruction form forwarded by their bank or brokerage firm to see which options are available to them. In addition to voting by mail, a number of banks and brokerage firms are participating in a program provided through Broadridge Financial Solutions, Inc. (“Broadridge”) that also offers telephone and Internet voting options. Votes submitted by telephone or by using the Internet through Broadridge’s program must be received by 11:59 p.m., Eastern Time, on June 13, 2011.

     In addition, ballots will be passed out to any shareholder who wants to vote in person at the Annual Meeting. Should you decide to attend the Annual Meeting and vote your shares in person, you MUST obtain a proxy executed in your favor from your bank or brokerage firm for your ballot to be counted.

Voting of Proxies

     All properly executed proxies received in time to be voted at the Annual Meeting will be voted in accordance with the directions specified. Proxies that are executed, but do not contain any specific instructions, will be voted “FOR” the election of all nominees for director specified herein, “FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers (as defined below) as disclosed in our 2011 Proxy Statement, “FOR” the approval, on an advisory basis, of conducting future advisory votes on executive compensation once a year, and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2012.

Revocability of Proxies

     If your shares are held directly in your name, you may revoke your proxy and change your vote at any time prior to the voting of the proxy if notice is received by 11:59 p.m., Eastern Time, on June 13, 2011. You may do this by (1) sending written notice of revocation to Krispy Kreme Doughnuts, Inc., 370 Knollwood Street, Suite 500, Winston-Salem, North Carolina 27103, Attention: Secretary, (2) submitting a subsequent proxy by mail, telephone, or Internet with a later date, or (3) voting in person at the Annual Meeting. Attendance at the Annual Meeting will not by itself revoke a proxy.

     If your shares are held through a bank, brokerage firm, or other nominee, you may revoke your proxy and change your vote at any time prior to the voting of the proxy if notice is received by 11:59 p.m., Eastern Time, on June 13, 2011. You may do this by sending written notice of revocation to your bank, brokerage firm, or other nominee. Attendance at the Annual Meeting will not by itself revoke a proxy. Should you decide to attend the Annual Meeting and vote your shares in person, you MUST obtain a proxy executed in your favor from your bank, brokerage firm, or other nominee for your ballot to be counted.

Admission to Annual Meeting

     Only shareholders of record as of the close of business on the Record Date, or their duly appointed proxies, are entitled to attend the Annual Meeting. Each admission ticket will admit the named shareholder and a guest. Seating is limited, so plan on arriving early. All shareholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND EITHER AN ADMISSION TICKET OR PROOF THAT YOU OWN KRISPY KREME STOCK, YOU WILL NOT BE ADMITTED TO THE ANNUAL MEETING.

     If you are a shareholder with shares registered directly in your name, your admission ticket is attached to the proxy card sent to you. If you plan to attend the Annual Meeting, please bring the ticket with you to the Annual Meeting.

     If you are a shareholder with shares held through a bank or brokerage firm, your admission ticket is the left side of your voting information form. If you do not bring your admission ticket, you will need proof of ownership as of the Record Date to be admitted to the Annual Meeting. An example of proof of ownership would be a brokerage statement or a letter from your bank or brokerage firm showing you own shares as of the Record Date. If you arrive at the Annual Meeting without an admission ticket, we will admit you ONLY if we are able to verify that you were a Krispy Kreme shareholder as of the Record Date.

Quorum and Voting Requirements

     Consistent with state law and our bylaws, the presence, in person or by proxy, of at least a majority of the shares entitled to vote at the Annual Meeting will constitute a quorum for the purpose of voting on a particular matter at the Annual Meeting. Once a share is represented for any purpose at the Annual Meeting, it is deemed present for quorum purposes for the remainder of the meeting and any adjournment thereof unless a new record date is set for the adjournment. Shares held of record by shareholders or their nominees who do not vote by proxy or attend the Annual Meeting in person will not be considered present or represented at the Annual Meeting and will not be counted in determining the presence of a quorum. Signed proxies that withhold authority or reflect abstentions or “broker non-votes” will be counted for purposes of determining whether a quorum is present. “Broker non-votes” are proxies received from brokerage firms or other nominees holding shares on behalf of their clients who have not been given specific voting instructions from their clients with respect to non-routine matters. Each outstanding share of our common stock shall be entitled to one vote on each matter submitted to a vote at the Annual Meeting.

     Assuming the presence of a quorum at the Annual Meeting:
  The election of directors will be determined by a plurality of the votes cast at the Annual Meeting. This means that the three nominees receiving the highest number of “FOR” votes will be elected as Class III directors. Withheld votes and broker non-votes, if any, are not treated as votes cast, and therefore will have no effect on the proposal to elect directors.

  The approval, on an advisory basis, of the compensation of our Named Executive Officers (as defined below) as disclosed in our 2011 Proxy Statement requires the votes cast in favor of the proposal to exceed the votes cast against the proposal. Abstentions and broker non-votes are not treated as votes cast, and therefore will have no effect on the proposal. Because your vote is advisory, it will not be binding on the Board of Directors or the Company. However, the Board of Directors and the Compensation Committee will consider the outcome of the vote when making future compensation decisions for the Company’s executive officers.

  The frequency of the advisory vote on executive compensation receiving the greatest number of votes cast — one year, two years or three years — will be deemed by us as the frequency that has been recommended by shareholders. Abstentions and broker non-votes are not treated as votes cast, and therefore will have no effect on the proposal. Because your vote is advisory, it will not be binding on the Board of Directors or the Company. However, the Board of Directors and the Compensation Committee will consider the outcome of the vote when making future decisions regarding the frequency of the advisory vote on executive compensation.

  The ratification of the appointment of our independent registered public accounting firm requires the votes cast in favor of the proposal to exceed the votes cast against the proposal. Abstentions and broker non-votes are not treated as votes cast, and therefore will have no effect on the proposal. Because your vote is advisory, it will not be binding on the Board of Directors or the Company. However, the Board of Directors and the Audit Committee will consider the outcome of the vote when making future decisions regarding the selection of the Company’s independent registered public accounting firm.
     With respect to “routine” matters, such as the ratification of the selection of the Company’s independent registered public accounting firm, a bank, brokerage firm, or other nominee has the authority (but is not required) under the rules governing self-regulatory organizations (the “SRO rules”), including the New York Stock Exchange (“NYSE”), to vote its clients’ shares if the clients do not provide instructions. When a bank, brokerage firm, or other nominee votes its clients’ shares on routine matters without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted FOR, AGAINST or ABSTAINING with respect to such routine matters.

     With respect to “non-routine” matters, such as the election of directors, the advisory vote on the compensation of our Named Executive Officers (as defined below), and the advisory vote on the frequency of future advisory votes on executive compensation, a bank, brokerage firm, or other nominee is not permitted under the SRO rules to vote its clients’ shares if the clients do not provide instructions. The bank, brokerage firm, or other nominee will so note on the voting instruction form, and this constitutes a “broker non-vote.” “Broker non-votes” will be counted for purposes of establishing a quorum to conduct business at the meeting, but not for determining the number of shares voted FOR, AGAINST, ABSTAINING, or WITHHELD FROM with respect to such non-routine matters.

     In summary, if you do not vote your proxy, your bank, brokerage firm, or other nominee may either:
  vote your shares on routine matters and cast a “broker non-vote” on non-routine matters; or

  leave your shares unvoted altogether.
     We encourage you to provide instructions to your bank, brokerage firm, or other nominee by voting your proxy. This action ensures that your shares will be voted in accordance with your wishes at the Annual Meeting. Should you decide to attend the Annual Meeting and vote your shares in person, you MUST obtain a proxy executed in your favor from your bank, brokerage firm, or other nominee for your ballot to be counted.

Matters to Be Presented

     Krispy Kreme knows of no matters to be presented at the Annual Meeting other than those indicated in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, it is the intention of the persons named in the proxy to vote your shares in accordance with their judgment.

Other

     A copy of our 2011 Form 10-K is being furnished with this Proxy Statement to each shareholder of record as of the Record Date. Krispy Kreme will furnish any exhibit to our 2011 Form 10-K upon written request and receipt of payment for our reasonable expenses in furnishing such exhibit. Any such request should be directed to Krispy Kreme Doughnuts, Inc., 370 Knollwood Street, Suite 500, Winston-Salem, North Carolina 27103, Attention: Secretary.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

Directors, Nominees, and Executive Officers

     The following table sets forth the number of shares of Krispy Kreme’s common stock, which is our only class of voting stock, beneficially owned as of April 15, 2011 by each director and nominee for director and each person who was (1) at any time during fiscal 2011 our Chief Executive Officer or Chief Financial Officer and (2) on January 30, 2011, our fiscal year-end, one of our four most highly compensated executive officers, other than the Chief Executive Officer and the Chief Financial Officer (collectively, the “Named Executive Officers”), as well as all directors and executive officers as a group. Beneficial ownership is determined under the rules of the United States Securities and Exchange Commission (the “SEC”). These rules deem common stock (a) subject to options currently exercisable as of, or exercisable within 60 days after, the Record Date, or (b) issuable pursuant to restricted stock units vested as of, or vesting within 60 days after, the Record Date, to be outstanding for purposes of computing the ownership percentage of the person holding the options or restricted stock units, or of a group of which the person is a member, but they do not deem such stock to be outstanding for purposes of computing the ownership percentage of any other person or group. Unless otherwise indicated by footnote, the owner exercises sole voting and investment power over the shares.

		Percentage
	Number of Shares	Beneficially
Name of Beneficial Owner	Beneficially Owned	Owned
Charles A. Blixt(1)	198,142	*
Lynn Crump-Caine(2)	174,142	*
Kenneth J. Hudson(3)	290,442	*
Steven A. Lineberger(4)	225,288	*
C. Stephen Lynn(5)	174,142	*
Robert S. McCoy, Jr.(6)	201,391	*
James H. Morgan(7)	658,207	1%
Douglas R. Muir(8)	348,011	*
Andrew J. Schindler(9)	185,849	*
Michael H. Sutton(10)	185,849	*
Lizanne Thomas(11)	185,849	*
M. Bradley Wall(12)	240,509	*
Jeffrey B. Welch(13)	316,076	*
Togo D. West, Jr.(14)	217,149	*
All directors and executive officers as a group (17 persons)	3,773,898	6%
____________________

*	Less than one percent

(1)	Includes (a) 169,958 shares underlying fully vested restricted stock units, and (b) 4,184 shares underlying unvested restricted stock units that will vest within 60 days after the Record Date. Mr. Blixt has elected to defer receipt of the shares underlying the restricted stock units, which will be distributed in a single lump sum following termination of his service on the Board of Directors.

(2)	Consists of (a) 169,958 shares underlying fully vested restricted stock units, and (b) 4,184 shares underlying unvested restricted stock units that will vest within 60 days after the Record Date. Ms. Crump-Caine has elected to defer receipt of the shares underlying the restricted stock units, which will be distributed in a single lump sum following termination of her service on the Board of Directors.

(3)	Includes (a) 7,385 shares of restricted stock to which Mr. Hudson has voting but no investment power, and (b) 257,279 shares issuable upon the exercise of currently exercisable stock options.

(4)	Includes (a) 7,385 shares of restricted stock to which Mr. Lineberger has voting but no investment power, and (b) 190,279 shares issuable upon the exercise of currently exercisable stock options.

(5)	Consists of (a) 169,958 shares underlying fully vested restricted stock units, and (b) 4,184 shares underlying unvested restricted stock units that will vest within 60 days after the Record Date. Mr. Lynn has elected to defer receipt of the shares underlying the restricted stock units, which will be distributed in a single lump sum following termination of his service on the Board of Directors.

(6)	Consists of (a) 15,542 shares issuable upon the exercise of currently exercisable stock options, (b) 181,665 shares underlying fully vested restricted stock units, and (c) 4,184 shares underlying unvested restricted stock units that will vest within 60 days after the Record Date. Mr. McCoy has elected to defer receipt of the shares underlying the restricted stock units, which will be distributed in a single lump sum following the termination of his service on the Board of Directors.

(7)	Includes (a) 4,000 shares owned beneficially by Margaret O. Morgan, Mr. Morgan’s spouse, and (b) 642,500 shares issuable upon the exercise of currently exercisable stock options.

(8)	Includes (a) 9,231 shares of restricted stock to which Mr. Muir has voting but no investment power, (b) 3,750 shares of restricted stock to which Mr. Muir has voting power and will have investment power within 60 days after the Record Date, and (c) 290,349 shares issuable upon the exercise of currently exercisable stock options.

(9)	Consists of (a) 181,665 shares underlying fully vested restricted stock units, and (b) 4,184 shares underlying unvested restricted stock units that will vest within 60 days after the Record Date. Mr. Schindler has elected to defer receipt of the shares underlying the restricted stock units, which will be distributed in a single lump sum following the termination of his service on the Board of Directors.

(10)	Consists of (a) 181,665 shares underlying fully vested restricted stock units, and (b) 4,184 shares underlying unvested restricted stock units that will vest within 60 days after the Record Date. Mr. Sutton has elected to defer receipt of the shares underlying the restricted stock units, which will be distributed in a single lump sum following the termination of his service on the Board of Directors.

(11)	Consists of (a) 181,665 shares underlying fully vested restricted stock units, and (b) 4,184 shares underlying unvested restricted stock units that will vest within 60 days after the Record Date. Ms. Thomas has elected to defer receipt of the shares underlying the restricted stock units, which will be distributed in a single lump sum following the termination of her service on the Board of Directors.

(12)	Includes (a) 7,385 shares of restricted stock to which Mr. Wall has voting but no investment power, (b) 206,679 shares issuable upon the exercise of currently exercisable stock options, and (c) 450 shares held in a brokerage account in the name of Mr. Wall and his spouse.

(13)	Includes (a) 7,385 shares of restricted stock to which Mr. Welch has voting but no investment power, and (b) 293,279 shares issuable upon the exercise of currently exercisable stock options.

(14)	Includes (a) 27,300 shares issuable upon the exercise of currently exercisable stock options, (b) 181,665 shares underlying fully vested restricted stock units, and (c) 4,184 shares underlying unvested restricted stock units that will vest within 60 days after the Record Date. Mr. West has elected to defer receipt of the shares underlying 136,382 restricted stock units that were fully vested as of the Record Date, which will be distributed in a single lump sum following the termination of his service on the Board of Directors.

Beneficial Owners of More Than 5% of Common Stock

     The following table sets forth information about each person or entity known to Krispy Kreme to be the beneficial owner of more than 5% of Krispy Kreme’s outstanding common stock as of April 15, 2011.

		Percentage
	Number of Shares	Beneficially
Name of Beneficial Owner	Beneficially Owned	Owned
Mohamed Abdulmohsin Al Kharafi & Sons W.L.L.	9,064,800(1)	13.4%
P.O. Box 886
Safat 13009
Kuwait
Robert P. Stiller	3,460,000(2)	5.1%
P.O. Box 2263
South Burlington, VT 05407
____________________

(1)	This information is based on a Schedule 13G/A filed with the SEC on February 5, 2008 by Mohamed Abdulmohsin Al Kharafi & Sons W.L.L. According to the Schedule 13G/A, Mohamed Abdulmohsin Al Kharafi & Sons W.L.L. has sole voting power and sole dispositive power with respect to 9,064,800 shares of Krispy Kreme stock. Mohamed Abdulmohsin Al Kharafi & Sons W.L.L. controls the Americana Group, Krispy Kreme’s franchisee in the Middle East.

(2)	This information is based on a Schedule 13G filed with the SEC on January 24, 2011 by Robert P. Stiller. According to the Schedule 13G, Robert P. Stiller has sole voting power and sole dispositive power with respect to 3,460,000 shares of Krispy Kreme stock.

ELECTION OF DIRECTORS
(Item Number 1 on the Proxy Card)

Composition of the Board of Directors

     Our bylaws provide that the Board of Directors shall consist of not less than nine nor more than 15 directors, with the exact number being set from time to time by the Board of Directors. Our Board of Directors presently consists of nine directors. The Board of Directors is divided into three classes of directors, Class I, Class II, and Class III. The terms of all of our current Class III directors will expire at this Annual Meeting.

Board Nominees for Election at the Annual Meeting

     Based on the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has nominated C. Stephen Lynn, Michael H. Sutton, and Lizanne Thomas for election to the Board of Directors as Class III Directors with terms expiring in 2014.

     Each nominee has consented to being named in this Proxy Statement and to serve if elected. If, prior to the Annual Meeting, any nominee should become unable or unwilling to serve, the shares of common stock represented by a properly executed and returned proxy will be voted for such additional person as shall be designated by the Board of Directors.

     The Board of Directors recommends a vote “FOR” the nominees for director listed below for election to the Board of Directors.

     Set forth below is information regarding each nominee for director:

Name, Residence, Length of
Tenure as a Director,
Independence, Committee(s)	Information About the Nominees
Nominees for Class III Director
With Terms Expiring in 2014
C. Stephen Lynn Nashville, TN Director since 2007 Independent Nominating and Corporate Governance Committee
Mr. Lynn, 63, has served since 2009 as Chairman of Back Yard Burgers, Inc., a quick service restaurant chain privately held by BBAC, LLC, an investment partnership of which Mr. Lynn is Chief Executive Officer and a Director; Chief Executive Officer of Back Yard Burgers, Inc. from 2005 to 2010; Chairman of Cummings Incorporated, a fully integrated provider of branding services to national and regional accounts, from 1999 to April 2011; Chairman and Chief Executive Officer of Shoney’s, Inc. from 1995 to 1998; and Chairman and Chief Executive Officer of Sonic Corporation from 1983 to 1995. Mr. Lynn began his franchising experience as Director of the Distribution Division at Kentucky Fried Chicken Corporation from 1973 to 1978.

Mr. Lynn brings strong leadership, franchising, strategic-planning, and business-development skills to the Krispy Kreme Board through his vast experience in the quick-service and casual/family-dining restaurant segments of the industry. His executive positions at Sonic, Shoney’s, and Back Yard Burgers provide franchising, business-development, and risk-assessment and management skills that are directly applicable to Krispy Kreme’s business. Mr. Lynn has been recognized as an authority in franchising and was the 1993 Chairman of the International Franchise Association (IFA), a membership organization of franchisors, franchisees, and suppliers. He was inducted into the IFA’s Hall of Fame in 1997. Mr. Lynn’s experience as a leader in the franchising community is valuable to Krispy Kreme’s domestic and international franchising and growth strategies. Mr. Lynn is active in, and brings experience from, many community and civic organizations through his service on the Board of Directors of Tennessee Tech University Foundation, The National Cowboy and Western Heritage Museum, and The Country Music Hall of Fame.

Other Directorships: Chairman of Back Yard Burgers, Inc. since 2005. Mr. Lynn also served as Chairman of Cummings Incorporated from 1999 to April 2011.

Name, Residence, Length of
Tenure as a Director,
Independence, Committee(s)	Information About the Nominees
Nominees for Class III Director
With Terms Expiring in 2014
Michael H. Sutton Williamsburg, VA Director since 2004 Independent Audit Committee
Mr. Sutton, 70, has served as an independent consultant on accounting and auditing regulation issues since 1999. He served as Chief Accountant at the SEC from 1995 to 1998, with responsibility for formulating SEC policy on financial accounting and reporting by public companies. Prior to that position, Mr. Sutton was a senior partner and National Director, Accounting and Auditing Professional Practice, of Deloitte & Touche LLP.

Mr. Sutton’s extensive experience in public accounting, financial reporting, and risk-management, and as Chief Accountant at the SEC, makes him uniquely qualified to contribute greatly to the Company’s financial reporting and disclosure processes and its compliance with legal and regulatory requirements. Mr. Sutton qualifies as an “audit committee financial expert” under SEC guidelines.

Other Directorships: Director of Allegheny Energy, Inc., a public utility holding company, since 2004. Mr. Sutton also served on the Board of Directors of American International Group, Inc., an insurance and financial services company, from 2005 to 2009.

Lizanne Thomas Atlanta, GA Director since 2004 Independent Compensation Committee Nominating and Corporate Governance Committee (Chair)
Ms. Thomas, 53, serves as the Partner-in-Charge of the Atlanta office of Jones Day, and has been practicing corporate law since 1982. She heads Jones Day’s global corporate governance team. Ms. Thomas regularly advises clients with respect to public and private mergers and acquisitions, corporate finance, corporate and securities compliance, disclosure and fiduciary issues, and executive compensation.

Ms. Thomas’ background as a legal adviser to public companies for over 28 years provides the Krispy Kreme Board with extensive securities regulation, corporate governance, and risk-management experience. Her experience in advising companies in the food industry and managing the Atlanta office of Jones Day, a multi-million dollar operation, gives her valuable insights into Krispy Kreme’s challenges, opportunities, and operations. Ms. Thomas has taught corporate governance in lectures and panel presentations for leading business organizations, companies, and universities throughout the world, which experience makes her uniquely qualified to Chair the Board’s Nominating and Corporate Governance Committee. Ms. Thomas also provides governance and community-service skills and experience gained through her service as Trustee of Furman University, where she serves as Chair of the Audit Committee, a member of the Board of Trustees of the Georgia Research Alliance, and a member of the Executive Committee of the Board of Directors of the Metro Atlanta Chamber of Commerce.

Other Directorships: None.

About the Continuing Directors

     Set forth below is information regarding the continuing directors who are not nominees for election at this Annual Meeting as their current terms have not expired. Messrs. Morgan, Schindler and West are Class I directors, whose terms will expire in 2012, and Mr. Blixt, Ms. Crump-Caine and Mr. McCoy are Class II directors, whose terms will expire in 2013.

Name, Residence, Length of
Tenure as a Director,
Independence, Committee(s)	Information About the Continuing Directors
Charles A. Blixt Winston-Salem, NC Director since 2007 Independent Nominating and Corporate Governance Committee
Mr. Blixt, 59, served as Krispy Kreme’s General Counsel on an interim basis from September 2006 until April 2007; Executive Vice President and General Counsel of Reynolds American Inc., a company formed in 2004 by the merger of R.J. Reynolds Tobacco Holdings and the U.S. operations of British American Tobacco PLC, from 2004 to 2006; and Executive Vice President and General Counsel for R.J. Reynolds Tobacco Company from 1995 to 2004.

Mr. Blixt’s experience as General Counsel to Krispy Kreme was at a critical period for the Company, and it provided him with a thorough understanding of Krispy Kreme’s business, values, and culture, as well as a deep understanding of the issues and complexities involved in each business unit. Mr. Blixt brings to Krispy Kreme many years of experience as the chief legal officer and a member of the executive management team of Reynolds American and R.J. Reynolds. During that time, he was directly involved with and oversaw significant litigation matters, strategic acquisitions, and the merger of R.J. Reynolds and British American Tobacco. As a result, Mr. Blixt brings executive decision making, analytical, strategic change, and risk-assessment skills to Krispy Kreme, as well as unique insights into the Company’s challenges, opportunities and operations. Additionally, Mr. Blixt brings governance and community service skills and experience to the Board of Directors through his experience as a member of the Board of Trustees of Salem Academy and College.

Other Directorships: Director of Targacept, Inc., a clinical-stage biopharmaceutical company, since 2000. Mr. Blixt also served on the Board of Directors of Swedish Match AB, a global tobacco company based in Stockholm, Sweden, from 2007 to May 2011.

Name, Residence, Length of
Tenure as a Director,
Independence, Committee(s)	Information About the Continuing Directors
Lynn Crump-Caine Atlanta, GA Director since 2007 Independent Compensation Committee (Chair) Nominating and Corporate Governance Committee
Ms. Crump-Caine, 54, has served as Chief Executive Officer of OutsideIn Consulting, an organizational performance and strategy development consulting firm, since 2004; Executive Vice President of Worldwide Operations of McDonald’s Corporation from 2001 to 2004; and Executive Vice President of U.S. Restaurant Operations and Systems of McDonald’s from 1999 to 2001.

Ms. Crump-Caine brings to Krispy Kreme extensive experience in the quick-service restaurant industry through her long employment and executive tenure at McDonald’s. As Executive Vice President of Worldwide Operations of McDonald’s, Ms. Crump-Caine directed global operations departments responsible for standards and consistency of operations for restaurants around the world. Her tenure at McDonald’s also included experience with, and responsibility for, global supply chain, restaurant training, real estate development, and innovation worldwide. Ms. Crump-Caine’s 30 years of business experience in the restaurant industry, together with specific expertise in operations and franchising, provides the Krispy Kreme Board with valuable perspective regarding other quick-service restaurant operations, internationally and domestically, and the relevant risks, challenges and opportunities facing Krispy Kreme and the industry as a whole.

Other Directorships: Director and Chair of Advocate Healthcare System, the largest healthcare provider in the State of Illinois with over 200 sites of care, since 2003; Director of G&K Services, a market leader in branded-identity apparel programs and facility services, since 2008.

Robert S. McCoy, Jr. Ponte Vedra Beach, FL Director since 2003 Lead Independent Director since 2008 Audit Committee (Chair)
Robert S. McCoy, Jr., 72, retired in 2003 as Vice Chairman of Wachovia Corporation after spending two years co-managing the integration of Wachovia and First Union Corporation subsequent to their 2001 merger. From 1992 to 2001, he served as Vice Chairman and Chief Financial Officer of Wachovia Corporation; and from 1984 to 1992, he served as President and Chief Financial Officer of South Carolina National Corporation, which was acquired by Wachovia in 1992. Prior to that time, he had a 23-year career at Price Waterhouse, including as a partner from 1974 to 1984. Since retiring in 2003, Mr. McCoy has chaired the Audit Committee of two public companies, including Krispy Kreme.

Mr. McCoy brings to Krispy Kreme extensive leadership, risk-management, and financial experience gained in his 42-year business career, which included roles as an accountant and as the chief financial officer of two public bank holding companies. His experience in the financial services industry and roles involving integration, risk-management, finance, accounting matters, and preparation of financial statements serve as the basis for Mr. McCoy’s contributions to Krispy Kreme. Mr. McCoy’s financial and accounting expertise is invaluable in his role on the Board and as Chairman of Krispy Kreme’s Audit Committee. Mr. McCoy qualifies as an “audit committee financial expert” under SEC guidelines.

Other Directorships: Director of MedCath Corporation, a cardiovascular services company, since 2003; Director of Web.com Group, Inc., a provider of website building tools, internet marketing and lead generation solutions, since 2007.

Name, Residence, Length of
Tenure as a Director,
Independence, Committee(s)	Information About the Continuing Directors
James H. Morgan Winston-Salem, NC Director since 2000 Chairman since 2005 Not Independent
Mr. Morgan, 63, has served as Chairman of the Board of Krispy Kreme since 2005; President and Chief Executive Officer of Krispy Kreme since 2008; Vice Chairman of the Board of Krispy Kreme from 2004 to 2005; Chairman of Covenant Capital, LLC, an investment management firm from 2001 to 2008; Chairman and Chief Executive Officer of Wachovia Securities, Inc. from April to December 1999; and employed by Interstate/ Johnson Lane, an investment banking and brokerage firm, from 1990 to 1999 in various capacities, including as Chairman and Chief Executive Officer, and led the transition during the merger of Interstate/Johnson Lane and Wachovia Corporation in 1999.

With almost eleven years of service on the Board, Mr. Morgan brings deep institutional knowledge and perspective regarding Krispy Kreme’s strengths, challenges and opportunities. He also brings extensive public company and financial services industry experience to Krispy Kreme’s Board. As Chairman and Chief Executive Officer of Wachovia Securities and Interstate/Johnson Lane, he was indirectly responsible for major financial functions as well as ultimately responsible for enterprise risk-management. These prior leadership and oversight responsibilities are of great value to the Krispy Kreme Board. In addition, his leadership in successfully turning around Interstate/Johnson Lane is especially valuable to Krispy Kreme as it revitalizes its business, improves performance, and successfully implements its operational plans. Mr. Morgan’s lifelong commitment to youth and education through his involvement with numerous civic and charitable organizations provides him with community involvement and leadership expertise. Mr. Morgan’s civic activities include his roles as Trustee of YMCA of Greater Charlotte, Director of Youth Commission International, past President of the Vanderbilt University Alumni Association, and past member of the Vanderbilt University Board of Trust.

Other Directorships: Director of Coca-Cola Bottling Co. Consolidated, the nation’s second largest Coca-Cola bottler, since 2008.

Name, Residence, Length of
Tenure as a Director,
Independence, Committee(s)	Information About the Continuing Directors
Andrew J. Schindler Winston-Salem, NC Director since 2006 Independent Audit Committee
Mr. Schindler, 66, served as Chairman and Chief Executive Officer of R.J. Reynolds Tobacco Holdings, Inc. from 1999 to 2004, and Executive Chairman of Reynolds American Inc., a company formed in 2004 by the merger of R.J. Reynolds Tobacco Holdings and the U.S. operations of British American Tobacco PLC, from 2004 to 2005. In over 30 years with Reynolds, Mr. Schindler held various senior management positions, including Vice President of Personnel, Executive Vice President of Operations and Chief Operating Officer of R.J. Reynolds Tobacco Company and Director of Manufacturing for Nabisco Foods. Mr. Schindler retired from his executive position at Reynolds American Inc. in January 2005.

Through his experience as the Chairman and Chief Executive Officer of R.J. Reynolds Tobacco Holdings, which included the negotiation of the merger of R.J. Reynolds and British American Tobacco, Mr. Schindler brings to the Krispy Kreme Board strong leadership, risk-management, marketing, operations, strategic-change, and personnel-development skills. Mr. Schindler qualifies as an “audit committee financial expert” under SEC guidelines.

Other Directorships: Director of Hanesbrands Inc., a global consumer goods company, since 2006; Director of ConAgra Inc., a leading packaged food company, since 2007. Mr. Schindler also served on the Board of Directors of Arvin Meritor, Inc., a global automotive supply company, from 2004 to 2008, and Pike Electric Corporation, an energy solutions company, from 2006 to 2007.

Name, Residence, Length of
Tenure as a Director,
Independence, Committee(s)	Information About the Continuing Directors
Togo D. West, Jr. Washington, DC Director since 2000 Independent Compensation Committee Nominating and Corporate Governance Committee
Mr. West, 68, serves as Chairman of the Board of Trustees of Noblis, Inc., a nonprofit science, engineering, and technology company; serves as Chairman of TLI Leadership Group, a firm that provides strategic advice on national security and health policy issues; served as President and Chief Executive Officer of the Joint Center for Political and Economic Studies, a nonprofit research and public policy institution, from 2004 to 2006; served as an attorney with the law firm of Covington & Burling in Washington, D.C., including as of counsel to the firm from 2000 to 2004; served as Secretary of Veterans Affairs and a member of President Clinton’s Cabinet from 1998 to 2000; served as Secretary of the Army from 1993 to 1998; served as Senior Vice President for Government Relations of the Northrop Corporation, an aerospace and defense systems company, from 1990 to 1993; and served as a partner with the law firm of Patterson, Belknap, Webb & Tyler LLP from 1981 to 1990. Mr. West has been General Counsel of the Department of Defense, General Counsel of the Department of the Navy, and has served with the U.S. Department of Justice.

With a career in government service, business, and the law, Mr. West brings to the Krispy Kreme Board strong leadership, risk-management, oversight, and governance skills. As Secretary of the Army, Mr. West had statutory responsibility for all matters relating to the United States Army, including an annual budget of approximately $60 billion and a work force of approximately one million. As Secretary of Veterans Affairs, Mr. West was responsible for the operation of nationwide programs for healthcare, financial assistance, and burial benefits, with an annual budget of $48 billion and approximately 200,000 employees. Mr. West’s leadership, financial, and management experiences are beneficial to Krispy Kreme as it continues to expand as a domestic and international organization, with personnel, suppliers, and franchisees spread worldwide. With almost eleven years of service to the Board, Mr. West brings deep institutional knowledge and perspective regarding Krispy Kreme’s strengths, challenges, and opportunities. In addition, Mr. West has extensive community relations experience as a result of his service with George Washington’s Mount Vernon, Boy Scouts of America, The Atlantic Council, World Affairs Council, and Greater Washington Board of Trade.

Other Directorships: Director of Bristol-Myers Squibb Company, a global biopharmaceutical company, since 2008; Director of FuelCell Energy, Inc., a manufacturer of high-efficiency power plants, since 2008. Mr. West also served on the Board of Directors of AbitibiBowater Inc., a paper products company, from 2002 to 2010.

Determination of Independence

     Under our Corporate Governance Guidelines, which are available on our website at http://www.krispykreme.com/corpgovernance.pdf, a substantial majority of our directors must meet the criteria for “independent” directors set forth in the listing standards of the NYSE. In reaching a determination that a director’s or nominee’s relationship with the Company is not material, and such director or nominee is therefore independent, the Board of Directors has determined that such director or nominee, in addition to satisfying other requirements of the NYSE listing standards relating to independent directors set forth in Section 303A.02 of the NYSE Listed Company Manual, has no direct or indirect material relationship with the Company. In order to assist the Board of Directors in making this determination, the Board of Directors has adopted the following standards, as part of the Company’s Corporate Governance Guidelines, which identify relationships that a director may have with the Company that will not be considered material:
  If a director is an executive officer of another company which does business with Krispy Kreme and the annual revenues derived from that business are less than 1% of either company’s total revenues for the last fiscal year.

  If a director is a director, officer or trustee of a charitable organization and Krispy Kreme’s annual charitable contributions to the organization (exclusive of gift-match payments) are less than 1% of the organization’s total annual charitable receipts during the last fiscal year of such organization.

  If a director is a partner of or of counsel to a law firm that performs legal services for Krispy Kreme and payments made by Krispy Kreme to the firm during a fiscal year are not for legal services performed by the director or his immediate family and do not exceed 1% of the firm’s gross revenues for the last fiscal year.
     After duly considering such information, including Krispy Kreme’s use of a store exterior design and remodeling company of which Mr. Lynn was the Chairman and an indirect majority owner, as discussed below under “Transactions With Related Persons,” the Board of Directors has determined that each of our current directors and nominees for directors, other than Mr. Morgan, has no disqualifying material relationship with Krispy Kreme and is an “independent” director under the listing standards of the NYSE and applicable SEC rules. Except as previously described, no other transactions, relationships, or arrangements were considered by the Board in determining that each of the foregoing directors is independent.

Board and Committee Information

Board of Directors

     The Board of Directors manages the business and affairs of Krispy Kreme in accordance with North Carolina law. In doing so, directors must exercise their business judgment in good faith in a manner consistent with their duty of loyalty and act in what they reasonably believe to be the best interests of Krispy Kreme.

     During Krispy Kreme’s fiscal year ended January 30, 2011, the Board of Directors held four meetings. During fiscal 2011, all of our current directors attended at least 75% of all meetings (including committee meetings) applicable to such director.

Board Committees

     The Board of Directors has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee to which it has assigned certain responsibilities in connection with the management of Krispy Kreme’s affairs. The Board of Directors designates the members of these committees. The Board of Directors has adopted written charters for each of these committees setting forth the roles and responsibilities of each committee. Our Audit Committee Charter is available on our website at http://www.krispykreme.com/audit_charter.pdf, our Compensation Committee Charter is available on our website at http://www.krispykreme.com/comp_charter.pdf, and our Nominating and Corporate Governance Committee Charter is available on our website at http://www.krispykreme.com/gov_charter.pdf.

Audit Committee. The purposes for which the Audit Committee was established include assisting the Board of Directors in monitoring the integrity of our financial statements, compliance with legal and regulatory requirements, the manner in which management assesses, monitors, and manages the Company’s risk exposure and the adequacy of the Company’s risk-management activities, the qualifications and independence of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm. The Audit Committee also monitors the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance, and provides an avenue of communication among the Company’s independent registered public accounting firm, management, the internal audit department, and the Board of Directors. As part of its responsibilities, the Audit Committee annually appoints Krispy Kreme’s independent registered public accounting firm, oversees its work, and approves all fees and other compensation paid to it. Chair Robert S. McCoy, Jr., Andrew J. Schindler, and Michael H. Sutton are the current members of the Audit Committee. The Board of Directors has determined that each Audit Committee member is “independent” under the listing standards of the NYSE and the applicable rules of the SEC, and financially literate within the meaning of the listing standards of the NYSE, and that each of Mr. McCoy, Mr. Schindler, and Mr. Sutton is an “audit committee financial expert” under the applicable rules of the SEC. The Audit Committee meets the definition of an audit committee as set forth in Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee held eight meetings during fiscal 2011. See “Report of the Audit Committee for Fiscal Year 2011” below.

Compensation Committee. The responsibilities of the Compensation Committee include overseeing the evaluation of executive officers of the Company, determining the compensation of executive officers of the Company, overseeing the management of risks associated therewith, and, in consultation with the other non-management directors of the Board, reviewing and approving goals and objectives relevant to the compensation of the Company’s Chief Executive Officer, and evaluating the Chief Executive Officer in light of those goals and objectives. The Compensation Committee determines and approves the Chief Executive Officer’s compensation. The Compensation Committee determines awards to all equity-based plan participants, including our executive officers, of stock options, restricted stock (including restricted stock units), and other awards pursuant to any of our stock option or stock-related plans in effect from time to time. In addition, the Compensation Committee administers our annual incentive-compensation plans applicable to our executive officers and equity-based plans and makes recommendations to the Board of Directors with respect to actions that are subject to approval of the Board of Directors regarding such plans. The Compensation Committee also reviews and makes recommendations to the Board of Directors with respect to the compensation of directors. The Compensation Committee may form and delegate authority to sub-committees when appropriate. The Compensation Committee monitors the risks associated with the Company’s compensation policies and practices, as contemplated by Item 402(s) of Regulation S-K. Chair Lynn Crump-Caine, Lizanne Thomas, and Togo D. West, Jr. are the current members of the Compensation Committee. The Board of Directors has determined that each such member is “independent” under the listing standards of the NYSE, meets the requirements of a “non-employee director” under Rule 16b-3 under the Exchange Act and meets the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee held five meetings during fiscal 2011. See “Executive Compensation — Compensation Committee Report.”

Nominating and Corporate Governance Committee. The responsibilities of the Nominating and Corporate Governance Committee include identifying individuals qualified to become members of the Board of Directors consistent with criteria approved by the Board of Directors, recommending to the Board of Directors the director nominees for the next annual meeting of shareholders and filling vacancies or newly created directorships that may occur between annual meetings of shareholders, reviewing the composition and size of the Board of Directors and its committees to ensure proper expertise and diversity, as well as manage the risks associated with director independence and potential conflicts of interest, overseeing the evaluation of the Board of Directors and its committees, and developing and recommending to the Board of Directors the Corporate Governance Guidelines applicable to Krispy Kreme. Chair Lizanne Thomas, Charles A. Blixt, Lynn Crump-Caine, C. Stephen Lynn, and Togo D. West, Jr. are the current members of the Nominating and Corporate Governance Committee. The Board of Directors has determined that each such member is “independent” under the listing standards of the NYSE. The Nominating and Corporate Governance Committee held four meetings during fiscal 2011.

Chairman of the Board, Chief Executive Officer, and Lead Independent Director

     The Board of Directors is led by the Chairman. Krispy Kreme’s bylaws provide that the Chairman will be appointed by the Board to preside at all meetings of the Board of Directors and shareholders and perform such other duties and have such other powers as the Board of Directors may prescribe. Krispy Kreme’s bylaws and Corporate Governance Guidelines each provide that the Chairman may also hold the position of Chief Executive Officer. The Board selects its Chairman and the Company’s Chief Executive Officer in the manner it considers to be in the best interest of the Company. In accordance with Krispy Kreme’s Corporate Governance Guidelines, the Board considers from time to time whether it is in the best interest of the Company to have the same person occupy the offices of Chairman and Chief Executive Officer, using its business judgment after considering relevant circumstances. Krispy Kreme’s Corporate Governance Guidelines provide that, in compliance with the applicable rules of the NYSE, the Company will appoint a Lead Independent Director, who will preside over each session of the non-management directors. The Lead Independent Director also assists the Chairman and the remainder of the Board in assuring effective governance in overseeing the direction and management of Krispy Kreme. The Board believes that the Lead Independent Director serves an important corporate governance function by providing separate leadership for the non-management directors.

     James H. Morgan, Chief Executive Officer of Krispy Kreme, has served as Chairman of the Board since 2005, and Robert S. McCoy, Jr. has served as Lead Independent Director since 2008. The Board believes that having a unified Chairman and Chief Executive Officer is appropriate and in the best interests of Krispy Kreme and its shareholders at this time. Specifically, combining the Chairman and Chief Executive Officer roles provides the following advantages to Krispy Kreme: (1) the Chief Executive Officer is the director most familiar with Krispy Kreme’s business operations and is therefore in the best position to lead discussions on matters of importance to the Company; (2) combining the Chairman and Chief Executive Officer roles promotes communications between management and the Board; and (3) the combined roles of Chairman and Chief Executive Officer increase the effectiveness and efficiency of the Board without undermining its independence and ability to be effective with respect to its risk-management and oversight responsibilities, both of which are supported by the role of the Lead Independent Director.

Non-Management Directors

     Pursuant to Krispy Kreme’s Corporate Governance Guidelines, our non-management directors meet in executive sessions at each regularly scheduled meeting of the Board of Directors without any members of management being present. Robert S. McCoy, Jr., Lead Independent Director, presides at these meetings of our non-management directors.

Director Attendance at Annual Meeting of Shareholders

     Krispy Kreme’s Corporate Governance Guidelines provide that directors are expected to attend the Annual Meetings of Shareholders. All of our directors attended our 2010 Annual Meeting of Shareholders held on June 22, 2010.

Communications with Directors

     Shareholders and other interested parties may contact any of the Company’s directors, a committee of the Board of Directors, or the Company’s non-management directors or the Board of Directors generally, by writing to them in care of Krispy Kreme Doughnuts, Inc., 370 Knollwood Street, Suite 500, Winston-Salem, North Carolina 27103, Attention: Secretary. Correspondence will be forwarded as directed by the writer. The Company may first review, sort and summarize such communications. Solicitations, junk mail, and frivolous or inappropriate communications will not be forwarded.

     All concerns related to accounting, internal accounting controls, or audit matters should be directed in writing to the Chair of the Audit Committee in care of Krispy Kreme Doughnuts, Inc., 370 Knollwood Street, Suite 500, Winston-Salem, North Carolina 27103, Attention: Secretary. These concerns will be handled in accordance with the procedures established by the Audit Committee with respect to such matters.

Risk Management

     The Board is responsible for overseeing and evaluating the effectiveness of management’s risk-management activities and, where appropriate, actively participates in the Company’s risk-management processes. These activities include identifying, assessing, and mitigating internal and external risks, and ensuring compliance with laws and regulations to which the Company is subject. The members of the Board bring to Krispy Kreme significant risk-assessment and risk-management experience, and the Board takes an active role in fulfilling its responsibilities. In addition to exercising its oversight role, the Board actively evaluates risks to the business as a part of its deliberation on matters brought to its attention or which otherwise become a subject of the Board’s attention. The Board regularly reviews information regarding the Company’s sources of credit and liquidity, its operations, business plans and reputation, and considers risks associated with these matters, including risks to the successful execution of the Company’s strategic plans.

     In addition to the broad risk-oversight functions performed by the Board as a whole, the Board has tasked certain of its committees with responsibility for evaluating risks associated with specific elements of the Company’s business, operations or governance, or with evaluating management’s assessments of these risks. The Audit Committee oversees the manner in which management assesses, monitors and manages the Company’s risk exposure and the adequacy of the Company’s risk-management activities. The Audit Committee’s process for performing its oversight role includes review and assessment of a formal risk-management plan, which is in the early stages of development by management. That plan focuses on the identification of the significant risks to which the Company is exposed, the appropriateness of mitigation efforts intended to mitigate those risks, the performance and efficacy of those mitigation efforts, and management’s evaluation of residual risk levels after considering the effectiveness of risk-mitigation activities. The Compensation Committee is responsible for overseeing the management of risks related to the Company’s compensation policies and practices and for overseeing the evaluation of the Company’s management. The Compensation Committee accomplishes this duty by reviewing and evaluating a comprehensive assessment of the risks associated with each of the compensation plans used by the Company, including not only those plans applicable to executive officers but also plans applicable to other employees. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest, and oversees the annual self evaluation of the Board and its committees. Each committee regularly reports to the full Board, among other things, important risk-management matters considered by that committee. The Board considers the totality of the Company’s risk-management activities and its risk-oversight role in evaluating the appropriateness of the combined role of Chairman and Chief Executive Officer and in selecting the Lead Independent Director.

Director Nominations

Nominations Process

     The Nominating and Corporate Governance Committee is responsible for identifying and recommending to the Board of Directors nominees for election as directors by our shareholders, as well as candidates to fill any vacancies on the Board of Directors that may occur. The Nominating and Corporate Governance Committee is also responsible for considering any nominees for director properly submitted by shareholders in accordance with the procedures set forth in Krispy Kreme’s bylaws.

Identifying and Evaluating Nominees for Directors

     The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Nominating and Corporate Governance Committee considers potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current directors, shareholders, director search firms, or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year. As described below, the Nominating and Corporate Governance Committee considers properly submitted shareholder nominations of candidates for the Board of Directors. See “Shareholder Nominations” below. The Nominating and Corporate Governance Committee conducts an extensive due diligence process to review potential director candidates and their individual qualifications, and all such candidates, including those submitted by shareholders, will be similarly evaluated by the Nominating and Corporate Governance Committee using the board membership criteria described below. The Nominating and Corporate Governance Committee is responsible for interviewing prospective candidates, keeping the Board informed during the selection process, and approving and recommending final candidates to the Board.

Director Qualifications

     Our Corporate Governance Guidelines establish certain qualifications to be considered by the Nominating and Corporate Governance Committee in selecting nominees for director. Our full Board of Directors approves nominees for director. Under our Corporate Governance Guidelines, consideration is given to each individual director’s personal qualities and abilities, the collective skills and aptitudes of all of the directors, taking into account the responsibilities of the Board of Directors, and qualifications imposed by law and regulation. In addition, directors should be persons who have achieved prominence in their respective fields and who have experience at a strategy/policy setting level or who have high-level managerial experience in a relatively complex organization or who are accustomed to dealing with complex problems. Directors should possess integrity, independence, energy, forthrightness, analytical skills, and commitment to devote the necessary time and attention to the Company’s affairs. In accordance with our Corporate Governance Guidelines, directors cannot serve on more than three other boards of directors of public companies, nor more than two other audit committees of boards of directors of public companies. The Nominating and Corporate Governance Committee works with the Board of Directors to determine the appropriate characteristics, skills, and experiences for the Board as a whole and its individual members with the objective of having a board with diverse backgrounds and experience. In evaluating the suitability of individual Directors, the Nominating and Corporate Governance Committee believes the Board should reflect a variety of opinions, perspectives, personal and professional experiences, and backgrounds, such as geographic, age, gender, race, and ethnicity differences, as well as other differentiating characteristics. In addition, each Director should contribute positively to the existing chemistry and collaborative culture among Board members. Each member of the Board should contribute to the overall Board composition, with the goal of creating a Board that can work collaboratively to guide the success of the Company and represent shareholder interests through the exercise of sound judgment using its diversity of experience. Directors should be willing to challenge and stimulate management and must be able to work as part of a team in an environment of trust. Directors shall be committed to representing the interests of all shareholders and not to advancing the interests of special interest groups or constituencies of shareholders. The Nominating and Corporate Governance Committee of the Board of Directors shall be responsible for reviewing the qualifications of directors and may, from time to time, establish additional qualifications for directors as it deems appropriate.

Shareholder Nominations

     Our Nominating and Corporate Governance Committee will consider director candidates properly nominated by a Krispy Kreme shareholder entitled to vote at such election in accordance with the procedures set forth in Krispy Kreme’s bylaws. These procedures generally require that shareholders deliver nominations by written notice to the Secretary at our principal executive office setting forth certain prescribed information about the nominee and the nominating shareholder. These procedures also generally require that the nomination notice be submitted not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting of shareholders for the preceding year. You may contact Krispy Kreme’s Secretary at our principal executive office for a copy of the relevant provisions of our bylaws regarding the requirements for shareholder nomination of director candidates. In evaluating such shareholder nominations, the Nominating and Corporate Governance Committee will take into consideration the director qualifications set forth in “Director Qualifications” above. Krispy Kreme’s bylaws provide that only persons who are nominated in accordance with the procedures set forth in our bylaws are eligible for election as directors at an annual meeting of shareholders.

Director Compensation

     Our non-management directors received the following aggregate amounts of compensation during the fiscal year ended January 30, 2011.

					Change in
					Pension
	Fees				Value and
	Earned			Non-Equity	Nonqualified
	or Paid	Stock	Option	Incentive Plan	Deferred	All Other
	in Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name (1)	($)	($) (2)	($) (3)	($)	Earnings	($) (4)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Charles A. Blixt	60,000	—	—	—	—	$1,200	$61,200
Lynn Crump-Caine	67,500	—	—	—	—	1,200	68,700
C. Stephen Lynn	60,000	—	—	—	—	1,200	61,200
Robert S. McCoy, Jr.	95,000	—	—	—	—	1,200	96,200
Andrew J. Schindler	60,000	—	—	—	—	1,200	61,200
Michael H. Sutton	60,658	—	—	—	—	1,200	61,858
Lizanne Thomas	68,158	—	—	—	—	1,200	69,358
Togo D. West, Jr.	60,000	—	—	—	—	1,200	61,200
____________________

(1)	This table does not include director compensation for Mr. Morgan, the Company’s Chief Executive Officer, who receives no compensation for his service as a director and Chairman of the Board of Directors. The compensation received by Mr. Morgan as an employee of Krispy Kreme is shown below; see “Executive Compensation— Summary Compensation Table.”

(2)	On January 25, 2010, the Compensation Committee made grants of 45,283 restricted stock units to each non-management director in consideration of his or her service during fiscal 2011. Because these grants were made in fiscal 2010, they were included in the Director Compensation Table of our 2010 Proxy Statement which was filed with the SEC on May 7, 2010. As of January 30, 2011, the non-management directors held the following number of restricted stock units: Mr. Blixt – 169,958, Ms. Crump-Caine – 169,958, Mr. Lynn – 169,958 Mr. McCoy – 181,665, Mr. Schindler – 181,665, Mr. Sutton –181,665, Ms. Thomas – 181,665, and Mr. West – 136,382.

(3)	As of January 30, 2011, the non-management directors held the following number of stock options: Mr. McCoy – 15,542, and Mr. West – 27,300.

(4)	Represents fees paid at the rate of $300 per quarter for miscellaneous expenses. We also reimburse each director for travel and other expenses incurred to attend meetings of the Board of Directors and its committees, continuing education courses applicable to his or her role as a member of our Board of Directors and its committees, and such other meetings as requested by the Company; such reimbursements are not included in the amounts set forth herein.

Narrative to Director Compensation Table

     Set forth below is a description of the compensation arrangements for our non-management directors.

Fiscal 2011 Compensation

     Mr. Robert S. McCoy, Jr., Lead Independent Director, received an annual fee of $85,000. Each other non-management director received an annual fee of $60,000. The Co-Chairs of the Board of Directors’ Special Committee (Mr. Sutton and Ms. Thomas) received compensation until the Special Committee was disbanded effective February 24, 2010, which amounted to $658 each during fiscal 2011. The Chair of the Audit Committee (Mr. McCoy) received additional annual compensation of $10,000. The Chair of the Nominating and Corporate Governance Committee (Ms. Thomas) and the Chair of the Compensation Committee (Ms. Crump-Caine) each received additional annual compensation of $7,500. In addition to these fees, each director received fees of $300 per quarter for miscellaneous expenses. We also reimburse each director for travel and other expenses incurred to attend meetings of the Board of Directors and its committees and such other meetings as requested by the Company, and continuing education courses applicable to his or her role as a member of our Board of Directors and its committees. On January 25, 2010, the Compensation Committee made grants of 45,283 restricted stock units under our 2000 Stock Incentive Plan, as amended, to each of our non-management directors in consideration of their service for fiscal 2011. These units vested in four nearly equal quarterly installments on April 25, July 25 and October 25, 2010 and on January 25, 2011. Each non-management director elected to defer receipt of the shares underlying these restricted stock units, with the exception of Mr. West. The deferred shares will be distributed in a single lump sum following the termination of his or her service on the Board of Directors. On an ongoing basis, the Compensation Committee intends to make annual grants to each non-management director of restricted stock units having an aggregate value of approximately $120,000 (based on the fair market value of the Company’s common stock on the date of grant).

     The Company has entered into indemnification agreements with each current director providing (1) advancement by the Company prior to the final disposition of any indemnifiable claim of any and all expenses relating to any indemnifiable claim paid or incurred by the director or which the director determines are reasonably likely to be paid or incurred by the director; (2) reimbursement of any and all expenses paid or incurred by the director or which the director determines are reasonably likely to be paid or incurred by the director in connection with any claim made by the director for (a) indemnification or reimbursement or advance payment of expenses by the Company, and/or (b) recovery under any directors’ and officers’ liability insurance policies maintained by the Company, regardless in each case of whether the director ultimately is determined to be entitled to such indemnification, reimbursement, advancement or insurance recovery, as the case may be; and (3) liability insurance for the duration of the director’s service as a director of the Company.

Fiscal 2012 Compensation

     The Compensation Committee reviewed the compensation arrangements for our non-management directors and made no changes to the compensation package for fiscal 2012. On February 9, 2011, the Compensation Committee made equity grants of 16,736 restricted stock units (valued at approximately $120,000 on date of grant) under our 2000 Stock Incentive Plan, as amended, to each of our non-management directors in consideration of their service for fiscal 2012. These units will vest in four equal quarterly installments on May 9, 2011, August 9, 2011, November 9, 2011, and February 9, 2012, or earlier upon the director’s death or disability, or the director’s failure to be nominated or elected to serve on the Board of Directors within two years of a change in control of the Company. All non-management directors elected to defer receipt of the shares underlying these restricted stock units, with the exception of Mr. West. The deferred shares will be distributed in a single lump sum following the termination of his or her service on the Board of Directors, provided that any units that have not vested prior to his or her termination of service will be forfeited.

Stock Ownership Guidelines – Directors

     As with our officers, we believe that our directors should be encouraged to own our common stock to further align their interests with those of our shareholders. In order to ensure that the directors maintain this alignment, the Board of Directors in December 2007 adopted stock ownership guidelines to which all directors are expected to adhere. In March 2011, the stock ownership guidelines were amended to increase the stock ownership levels expected of Krispy Kreme’s directors; under the revised guidelines, each director is expected to own stock valued at 500% of their annual cash retainer (previously 300%).

     To ease the financial burden of achieving these levels of stock ownership while ensuring that they will be achieved over time, it is expected that directors will utilize the grants under our 2000 Stock Incentive Plan to reach the level of stock ownership required by the guidelines. In this regard, until the levels of ownership outlined above are achieved, directors are expected to retain 50% of the net shares received as a result of the exercise of stock options or the vesting of restricted stock units received under the Company’s 2000 Stock Incentive Plan.

Equity Retention Policy – Directors

     In addition to the Company’s stock ownership guidelines, the Board of Directors has adopted a formal equity retention policy that generally requires each director to retain not less than 75% of all shares, net of taxes and transaction costs, acquired pursuant to an award granted after the effectiveness of the policy under any Krispy Kreme equity compensation plan or other written compensatory arrangement. The retention period remains in effect until the termination of the director’s service to Krispy Kreme. The policy also prohibits directors from entering into puts, calls or other derivative positions with respect to shares of Krispy Kreme’s common stock.

Codes of Ethics

     Krispy Kreme has adopted codes of business conduct and ethics applicable to its directors, officers, and other employees, which are available on our website. Our Code of Business Conduct and Ethics is available at http://www.krispykreme.com/code_of_ethics.pdf and our Code of Ethics for Chief Executive and Senior Financial Officers is available at http://www.krispykreme.com/officers_ethics.pdf. Any amendment (other than any technical, administrative, or other non-substantive amendment) to or waiver of a provision of these codes of ethics that applies to any Krispy Kreme director or executive officer will also be disclosed on our website.

Compensation Committee Interlocks and Insider Participation

     The current members of the Compensation Committee are Chair Lynn Crump-Caine, Lizanne Thomas, and Togo D. West, Jr. None of the members of the Compensation Committee is an officer or employee of the Company or any of its subsidiaries. None of our current executive officers serves as a director of another entity that has an executive officer who serves on our Board.

Executive Officers

     Set forth below is information regarding the executive officers who are not serving or nominated as directors:

Name	Information About the Executive Officers
Douglas R. Muir
Mr. Muir, 57, has served as Executive Vice President and Chief Financial Officer since June 2007. He joined Krispy Kreme as Chief Accounting Officer in June 2005. Mr. Muir had been a consultant to the Company since December 2004. From 1993 to 2004, he held various senior financial management positions with Oakwood Homes Corporation, including Executive Vice President and Chief Financial Officer. On November 15, 2002, Oakwood Homes Corporation filed for protection under Chapter 11 of Title 11 of the Code. Prior to joining Oakwood Homes, Mr. Muir had a 17-year career at Price Waterhouse, including as an audit partner from 1988 to 1993. Mr. Muir is a certified public accountant.

Jeffrey B. Welch
Mr. Welch, 57, is Senior Vice President and President — International, a role which he has served since August 2008. He served as Senior Vice President and General Manager of Global Franchise Operations and Development from August 2007 to August 2008. He joined the Company as Senior Vice President of Development in April 2004. Prior to that, he was Vice President of International Real Estate with The Home Depot, Inc. from September 1999 to April 2004. From 1991 to 1999, Mr. Welch held various positions with Yum! Brands, Inc., the last being Vice President of Franchising and Business Development for Europe, Africa, and the Middle East.

Name	Information About the Executive Officers
Steven A. Lineberger
Mr. Lineberger, 53, is Senior Vice President – Corporate Strategy Development and President – U.S. Franchise Operations, a role which he has served since January 2011. He served as Senior Vice President and President – U.S. Stores from August 2008 to January 2011. He served as Senior Vice President and General Manager of U.S. Company Operations from August 2007 to August 2008. He served as Senior Vice President of Strategic Growth Initiatives from February to August 2007. Mr. Lineberger joined Krispy Kreme as Vice President of Brand Development in August 2006. Prior to joining Krispy Kreme, he was Chief Operating Officer of First Presbyterian Church in Winston-Salem, North Carolina from June 1999 to May 2006. Prior to that, he was a senior executive at Sara Lee Corporation, where he worked for 17 years in various marketing and executive management roles, leading highly integrated manufacturing and supply chain operations across numerous facilities and multiple countries, including as President and CEO of Sara Lee Casualwear and Footwear from 1994 to 1999.

Kenneth J. Hudson
Mr. Hudson, 60, has served as Senior Vice President – Human Resources and Organizational Development since February 2005. He joined Krispy Kreme in October 2003 as Vice President of Human Resources. From January 2000 to August 2003, Mr. Hudson was Vice President of Human Resources at Lexington Home Brands. Prior to joining Lexington Home Brands, he had general management experience in operations and human resources in various public and privately-held companies, including Delta Airlines, Thomas Built Busses, Blessings Corporation, and General Electric Company. Through these different company assignments, Mr. Hudson developed expertise in new business start-ups in Europe and the United States, and domestic and international mergers and acquisitions.

M. Bradley Wall
Mr. Wall, 39, is Senior Vice President – Supply Chain and Off-Premises Operations, a role which he has served since April 2008. He served as Senior Vice President of Supply Chain from February 2007 to April 2008. Prior to that, Mr. Wall served as our Vice President of Manufacturing Operations from July 2005 to February 2007, Vice President of Beverage Operations from February 2004 to July 2005 and Vice President of Business Development from February 2003 to February 2004. Prior to that, he held various management positions in our Business Development Department and Financial Planning and Analysis Department. Mr. Wall joined Krispy Kreme in July 1995 as a systems analyst.

Darryl R. Marsch
Mr. Marsch, 45, has served as Senior Vice President and General Counsel since September 2008. Mr. Marsch joined Krispy Kreme in May 2007 as Vice President and Associate General Counsel. Prior to that, Mr. Marsch was Senior Counsel for R.J. Reynolds Tobacco Company from November 1998 to May 2007. From September 1991 to October 1998, Mr. Marsch was an associate at the law firm of Jones Day in Washington, D.C.

Cynthia A. Bay
Ms. Bay, 53, has served as Senior Vice President of Company Store Operations since July 2008. From 2006 to 2008, Ms. Bay was an independent consultant focused on operations, training, and development. Formerly, she held various management positions within McDonald’s Corporation from 1981 to 2006, where she gained extensive leadership experience in multi-unit operations, training, and franchising. Most recently, Ms. Bay was Vice President of Operations, Training, and Franchising at McDonald’s Corporation from 2003 to 2006.

G. Dwayne Chambers
Mr. Chambers, 45, has served as Senior Vice President and Chief Marketing Officer since September 2010. Prior to joining Krispy Kreme, Mr. Chambers was Senior Vice President of Marketing and Brand Development at Ludy’s Fuddruckers Restaurants, Inc. from 2009 to 2010. Prior to that, Mr. Chambers was Chief Marketing Officer at Noodles & Company from 2006 to 2009, Vice President of Marketing at Red Robin Gourmet Burgers, Inc. from 2003 to 2006, and Vice President of Marketing at Sonic Corporation from 1999 to 2003. Mr. Chambers’ experience also includes 11 years of advertising agency work at Moroch and Associates where he served as Vice President and directed the McDonald’s account for over 2000 locations.

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
AS DISCLOSED IN OUR 2011 PROXY STATEMENT
(Item Number 2 on the Proxy Card)

     As required by the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are seeking advisory shareholder approval of the compensation of Krispy Kreme’s Named Executive Officers as disclosed in this Proxy Statement in accordance with the rules of the SEC.

     Krispy Kreme compensates its executive officers using a pay-for-performance philosophy by rewarding its executive officers for achievements that support the mission and strategic objectives of the Company. The Board of Directors believes the compensation program focuses on measurable, performance-based criteria that drive sustainable growth, integrate actionable strategic and operational goals that are within the control of management, and align the interests of our executive officers with the interests of our shareholders. This approach has allowed Krispy Kreme to attract and retain well-qualified employees over the years.

     Shareholders are encouraged to review the section below under “Executive Compensation – Compensation Discussion and Analysis” for more information on Krispy Kreme’s compensation program for its executive officers. Highlights of our executive officer compensation program and policies are as follows:
  We closely monitor the executive compensation levels of companies of generally similar revenue size that operate in the food service and manufacturing businesses, with the objective of providing total compensation opportunities to our executive officers that are near the median of our peer group.

  To motivate our executive officers and to align their interests with those of our shareholders, we provide annual incentives designed to reward our executive officers for the attainment of short-term goals, and long-term incentives designed to reward them for increases in shareholder value over time.

  We provide executive officers with long-term incentives in the form of stock options. Stock options only have value if Krispy Kreme’s stock price increases relative to the stock price on the date of the award; therefore, these equity-based awards link compensation with the long-term price performance of our stock and the interests of Krispy Kreme’s shareholders. In addition, stock options are generally subject to vesting contingent on continued service, which promotes the retention of highly valued executive officers, including the Named Executive Officers.

  We amended and restated our 2000 Stock Incentive Plan in January 2011 in order to (a) provide that stock options, stock appreciation rights and restricted stock granted to employees under the Plan will generally be subject to a minimum vesting period of three years, or one year if the vesting is based on performance criteria other than continued service; (b) provide that underwater stock options and stock appreciation rights may not be exchanged for cash without shareholder approval; and (c) provide that dividends on performance unit awards may only be paid if and to the extent the award is earned.

  In addition, in January and March 2011, we adopted a form of incentive stock option agreement and amended the form of nonqualified stock option agreement, respectively, to provide that stock options will not vest upon a change in control unless a qualifying termination (termination by the executive for good reason or by the Company without cause) occurs within two years following a change in control. The form of nonqualified stock option agreement previously provided for vesting solely following a change in control.

  We have adopted stock ownership guidelines that more closely align executives’ interests with those of shareholders. In March 2011, we amended these guidelines to increase the stock ownership levels expected of Krispy Kreme’s executive officers. Under the revised guidelines, our Chief Executive Officer is expected to own stock valued at 600% of his annual base salary (previously 300%), executive officers with the title of Senior Vice President and above are expected to own stock valued at 200% of their respective base salaries (previously 100%), and officers with the title of Vice President are expected to own stock valued at 100% of their respective base salaries (previously 50%).

  We maintain a compensation recovery policy, which calls for Krispy Kreme to require reimbursement of all or a portion of any bonus, incentive payment, equity-based award or other compensation or profits received by any executive officer and certain other senior officers following any “detrimental conduct” by such person.

  We maintain an equity retention policy that generally requires each executive officer, including the Named Executive Officers, to retain until the earlier of termination of employment or retirement eligibility not less than 50% of all shares acquired pursuant to an award granted after the effectiveness of the policy under any Krispy Kreme equity compensation plan or other written compensatory arrangement.

  In March 2011, we amended all of our executive officers’ employment agreements. The amended agreements only provide certain benefits in the event a qualifying termination (termination by the executive for good reason or by the Company without cause) occurs within two years following a change in control, also known as a “double-trigger” requirement. The amended agreements also eliminate the potential payment of tax gross-ups on any severance payments that would be made in connection with a change in control and establish a fixed term for our Chief Executive Officer’s agreement.
     We are requesting shareholder approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our executive officers’ compensation. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement.

     This is an advisory vote and is non-binding on the Board of Directors and the Compensation Committee. Although non-binding, Krispy Kreme values the opinions of its shareholders, and the Board of Directors and the Compensation Committee will consider the results of this vote when making future decisions regarding executive compensation.

     The Board of Directors recommends a vote “FOR” the approval of the compensation of Krispy Kreme’s Named Executive Officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, which includes our Compensation Discussion and Analysis, executive officer compensation tables and related narrative discussion.

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES
ON EXECUTIVE COMPENSATION
(Item Number 3 on the Proxy Card)

     As required by the Dodd-Frank Act, we are also asking shareholders to vote on whether future advisory votes on executive compensation of the nature reflected in Proposal 2 above should occur every one, two or three years.

     Shareholders will be able to specify one of four choices on this proposal on the proxy card as their recommendation for the frequency of future advisory votes on executive compensation: every 1, 2, or 3 years, or abstain. After careful consideration, the Board of Directors has recommended that future advisory votes on executive compensation occur every year. Because Krispy Kreme’s compensation of its executive officers generally includes incentives that are measured based on annual achievements, and because the advisory vote on executive compensation is relatively new, the Board of Directors believes that an annual vote will establish the most appropriate dialogue with shareholders on the topic of executive compensation at this time.

     This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board of Directors and the Compensation Committee. Shareholders are not voting to approve or disapprove the Board of Directors’ recommendation. Although non-binding, the Board of Directors and the Compensation Committee will consider the recommendations of the shareholders in making decisions about how often advisory votes on executive compensation will be held in the future, but may elect to seek the advisory vote more or less often than the shareholders recommend.

     The frequency – every 1, 2, or 3 years – receiving the greatest number of votes cast shall be deemed the recommendation of the shareholders for the frequency of future advisory votes on executive compensation. The Board of Directors recommends a vote to hold future advisory votes on executive compensation every “ONE” year.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

     Krispy Kreme is a leading branded specialty retailer and wholesaler of premium quality sweet treats and complementary products, including its signature Original Glazed® doughnut. The Company has offered the highest quality doughnuts and great tasting coffee since it was founded in 1937. Today, Krispy Kreme shops can be found in over 640 locations in 21 countries around the world.

     Despite a difficult economic environment, we significantly improved our operating performance during the last completed fiscal year. As described in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K, our fiscal 2011 financial results were strong relative to our fiscal 2010 results. The following table highlights the year-over-year comparison of some of the key financial metrics that we use in evaluating the Company’s performance for the purpose of making compensation decisions.

Performance Measures	Fiscal Year 2011	Fiscal Year 2010	% Change
Consolidated EBITDA(1)	$39.0 million	$34.5 million	13.0%
Revenue(1)	$359.0 million	$337.1 million	6.5%
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(1)	As defined below under “Elements of Executive Compensation – Annual Incentives.”

     Our financial performance along with the individual performance of our executive officers served as key factors in determining compensation for fiscal 2011, including as follows:
  In light of the current macroeconomic environment, the Company’s operating results, the positioning of Krispy Kreme’s salaries for the Named Executive Officers as compared to similarly situated executives in the Company’s peer group of companies, and the increase in base salaries of the Named Executive Officers in August 2009, the Compensation Committee determined not to increase the base salaries of our Named Executive Officers in fiscal 2011.

  Consolidated EBITDA and Revenue were the key metrics for our Named Executive Officers’ annual cash incentive awards for fiscal 2011. These metrics provide for a balanced approach to measuring annual performance and tie our Named Executive Officers’ compensation directly to the Company’s cash flow and long-term profitability. The Company’s EBITDA performance exceeded the maximum performance levels established by our Compensation Committee for fiscal 2011 and, accordingly, bonuses were paid to our Named Executive Officers as more fully described under “Elements of Executive Compensation – Annual Incentives.”

  Long-term incentive compensation in the form of stock options continues to make up a substantial portion of the compensation for each of our Named Executive Officers. Stock options only have value if Krispy Kreme’s stock price increases relative to the stock price on the date of the award; therefore, these equity-based awards link compensation with the long-term price performance of our stock and the interests of Krispy Kreme’s shareholders. In addition, stock options are generally subject to vesting contingent on continued service, which promotes the retention of highly valued executive officers, including the Named Executive Officers.
     Krispy Kreme’s executive compensation program in fiscal 2011 was based upon the Company’s compensation governance framework and our overall pay-for-performance philosophy, which are demonstrated by:
  Our compensation recovery policy, which calls for Krispy Kreme to require reimbursement of all or a portion of any bonus, incentive payment, equity-based award or other compensation or profits received by any executive officer and certain other senior officers following any “detrimental conduct” by such person.

  Our equity retention policy that generally requires each executive officer, including the Named Executive Officers, to retain until the earlier of termination of employment or retirement eligibility not less than 50% of all shares, net of taxes and transaction costs, acquired pursuant to an award granted after the effectiveness of the policy under any Krispy Kreme equity compensation plan or other written compensatory arrangement.

  Our stock ownership guidelines to which all officers, including our Named Executive Officers, are expected to adhere, which require that our officers own specified amounts of Krispy Kreme stock.

  Our securities trading policy and equity retention policy that prohibits our directors, Named Executive Officers, and other key executive officers from entering into puts, calls or other derivative positions with respect to Krispy Kreme stock.

  The Compensation Committee’s consideration of internal pay equity-analyses when making compensation determinations with regard to the Named Executive Officers.

  The Compensation Committee’s consideration of compensation that is potentially available to our Named Executive Officers under our compensation programs, as well as the amount of total compensation that our Named Executive Officers have previously accumulated under our programs.

  Our strong risk-management program, which includes our Compensation Committee’s oversight of the ongoing evaluation of the relationship between our compensation policies and practices and risk.
     We encourage you to read this Compensation Discussion and Analysis for a detailed discussion and analysis of our executive compensation program. In the following discussion, we have provided information about the fiscal 2011 compensation of the Named Executive Officers and changes made to our executive employment agreements, such as the elimination of excise tax gross-ups across all executive employment agreements and the amendment of the Chief Executive Officer’s employment agreement to provide for a fixed term for the agreement and to require that any severance benefits following a change in control of the Company be subject to a “double trigger” requirement.

Compensation Philosophy

     Our compensation policy emanates from our philosophy that compensation should reward employees, including our Named Executive Officers, for achievements which support the mission and strategic objectives of Krispy Kreme. This, in turn, will allow us to attract and retain well-qualified employees, including our Named Executive Officers.

     Our compensation program for executive officers, which include our Named Executive Officers, is designed around three primary components. The Company considers pay holistically, and there is no specific pre-established weighting given to any particular component. Our objective is to link executive compensation to our long-term economic performance and to align the interests of our executive officers with the interests of our shareholders. Total direct compensation is comprised of a blend of the three primary components of compensation in an effort to achieve these policies and objectives. In practice, we have targeted total direct compensation for each of our Named Executive Officers to be at or around the median total compensation for similar executive officers of the peer group of companies described below under “Determining Executive Compensation — Peer Group Review.” As part of the overall compensation package, we also provide our Named Executive Officers with employee benefits consistent with those offered to all employees.

Compensation Element	What the Element Rewards	Purpose and Key Features
Base Salary	Individual performance, level of experience, expected future performance and contributions to Krispy Kreme.
Provides competitive level of fixed compensation determined by the market value of the position, with actual salaries determined based on the facts and circumstances of each executive officer and each individual situation.

Annual Cash Incentive	Achievement of specified financial and operational performance targets (Consolidated EBITDA and Revenue in fiscal 2011).
Based on the annual performance of Krispy Kreme; provides at-risk variable pay for short-term performance.

Performance levels (threshold, target, maximum) are established to incentivize our executive officers to achieve or exceed annual financial and/or operational goals.

Compensation Element	What the Element Rewards	Purpose and Key Features
Long-Term Equity Incentive Awards
Achievement of results that positively affect the performance of Krispy Kreme’s stock; stock options only have value if Krispy Kreme’s stock price increases relative to the stock price on the date of the award.

Vesting requirements promote retention of highly valued executive officers, including the Named Executive Officers.

Provides at-risk variable pay opportunity for long-term performance; focuses executive officers on the creation of shareholder value.

Equity incentive awards are generally subject to vesting contingent on continued service.

Individual equity incentive awards are intended to tie the interests of executive officers, including Named Executive Officers, directly to the interests of our shareholders.

Determining Executive Compensation

Peer Group Review

     Among the factors that the Compensation Committee considers in determining executive compensation are the compensation policies and practices of companies with which we compete for talent. In fiscal 2010, the Compensation Committee’s compensation consultant, Frederic W. Cook & Co. (“Frederic Cook”), assisted the Compensation Committee in reviewing and reconstituting its peer group of companies in order to more closely reflect the revenue size of Krispy Kreme and the food service and manufacturing aspects of Krispy Kreme’s business model. The Company’s peer group is a competitive peer group of publicly traded U.S.-based companies of generally similar revenue size that operate in the food service and manufacturing businesses, with similar metrics, markets, and challenges as the Company (the “Peer Group”). As with the Company’s previous peer group, Frederic Cook periodically analyzes the total compensation opportunities being offered by these companies, the compensation vehicles being used by them to deliver compensation and their administrative policies and practices. In addition, Frederic Cook quantifies the aggregate share usage of these companies in connection with their long-term equity grant programs and looks at this information both on a share dilution basis as well as a value basis.

     The Peer Group review conducted in fiscal 2010 resulted in the designation by the Compensation Committee of the following 23 companies as the Peer Group:

	Revenue ($M)
	(Most Recently Completed
Company	Fiscal Year at Time of Review)	Industry
AFC Enterprises, Inc.	$167	Restaurants
American Italian Pasta Company	$569	Packaged Foods & Meats
B&G Foods, Inc.	$487	Packaged Foods & Meats
Benihana Inc.	$306	Restaurants
BJ’s Restaurants, Inc.	$374	Restaurants
Buffalo Wild Wings, Inc.	$422	Restaurants
California Pizza Kitchen, Inc.	$677	Restaurants
Caribou Coffee Company, Inc.	$254	Restaurants
Carrols Corporation	$816	Restaurants
Einstein Noah Restaurant Group, Inc.	$413	Restaurants
Farmer Bros. Co.	$266	Packaged Foods & Meats
J&J Snack Foods Corp.	$629	Packaged Foods & Meats
Jamba, Inc.	$343	Restaurants
Luby’s, Inc.	$318	Restaurants
McCormick & Schmick’s Seafood
Restaurants, Inc.	$391	Restaurants
Morton’s Restaurant Group, Inc.	$354	Restaurants
O’Charley’s Inc.	$931	Restaurants
Peet’s Coffee & Tea, Inc.	$285	Restaurants
Red Robin Gourmet Burgers, Inc.	$869	Restaurants
Rubio’s Restaurants, Inc.	$179	Restaurants
Ruth’s Hospitality Group, Inc.	$406	Restaurants
Tasty Baking Company	$174	Packaged Foods & Meats
Texas Roadhouse, Inc.	$880	Restaurants
Krispy Kreme	$384	Restaurants
Percentile Rank	48%	--

     The Peer Group will be reviewed periodically by the Compensation Committee in light of the competitive landscape and relative comparability of these companies, and we expect that the composition of the Peer Group will evolve over time. In addition to examining the publicly available information filed by these companies, Frederic Cook also periodically analyzes competitive pay and practices data contained in surveys published by various other compensation consulting organizations. The Compensation Committee determined that no changes to the Peer Group were required in connection with determining the compensation for our executive officers for fiscal 2011.

Compensation Consultant

     The Compensation Committee has engaged Frederic Cook as its independent compensation consultant to provide research, market data, survey information, and design expertise in developing compensation programs for executives and equity programs for eligible employees. In addition, Frederic Cook keeps the Compensation Committee apprised of competitive and regulatory activities related to executive compensation practices. Frederic Cook meets and confers with members of the Compensation Committee and senior management to learn about our business operations and strategy as a public company, key performance metrics and targets, and the markets in which we compete. Frederic Cook then develops guidelines for executive compensation programs which are considered by the Compensation Committee. Frederic Cook does not determine or recommend the exact amount or form of executive compensation for any of the Named Executive Officers.

     Frederic Cook conducted a comprehensive executive compensation review in the fourth quarter of fiscal 2010, which formed the basis for our executive compensation decisions for fiscal 2011. In this review, Frederic Cook prepared summaries analyzing the compensation of the Company’s executives relative to the compensation levels for executives at our peer companies. In an “off-year” when Frederic Cook is not conducting a comprehensive review, the Compensation Committee will generally seek advice from Frederic Cook on an as-needed basis. In fiscal 2011 and fiscal 2012, Frederic Cook has advised the Company regarding certain modifications to our compensation and governance programs in order to meet evolving “best practices” standards and raise the Company’s Governance Risk Indicator (GRId) score. GRId, which was developed by Institutional Shareholder Services (ISS), utilizes the same principles underlying ISS’ corporate governance policies for developing proxy voting recommendations and measures a company’s governance and compensation practices on an absolute basis compared to “best practices” rather than on a relative basis compared to peer and general industry practices. In conjunction with this review, Frederic Cook consulted with the Compensation Committee regarding recent amendments to our 2000 Stock Incentive Plan, forms of equity award agreements, executive employment agreements, stock ownership guidelines, and equity retention policy in an effort to reduce governance and compensation-related risk and improve the Company’s GRId score. At the beginning of fiscal 2012, Frederic Cook worked with certain senior executive officers of the Company to conduct a risk assessment of the Company’s compensation programs and policies for the Compensation Committee’s review. See “Executive Compensation – Risk Analysis of Compensation Plans.”

     The Compensation Committee has a written engagement letter with Frederic Cook. Under the terms of this engagement letter, Frederic Cook typically provides the following services: assessment of overall compensation levels for Named Executive Officers; review of Krispy Kreme’s total executive compensation program and advising the Compensation Committee of programs or practices that might be modified to increase effectiveness; collection of market data and recommendations regarding Named Executive Officer compensation; review of Peer Group and survey data for competitive comparisons and presentation of the relevant pay practices of Peer Group companies; and review of the reasonableness and appropriateness of Krispy Kreme’s overall compensation philosophy relative to actual financial performance and Peer Group and competitive positioning.

Management’s Role in Setting Executive Compensation

     Although the Compensation Committee establishes the Company’s compensation philosophy and makes the final determinations on all compensation paid to our Named Executive Officers, the Chief Executive Officer and the Senior Vice President of Human Resources and Organizational Development make recommendations (often in consultation with Frederic Cook) regarding annual adjustments to the Named Executive Officers’ salaries and incentive award opportunities, as well as the designs of the incentive programs. The Senior Vice President of Human Resources and Organizational Development participates in the recommendation process with respect to himself, but the other Named Executive Officers (including the Chief Executive Officer) do not participate in the recommendation process with respect to themselves.

Elements of Executive Compensation

     After consulting with the Chief Executive Officer and the Senior Vice President of Human Resources and Organizational Development, and taking into consideration Krispy Kreme’s financial performance and operational goals, the Compensation Committee elected to retain the basic compensation structure from fiscal 2010 for fiscal 2011, including the mix of short-term and long-term compensation for the Chief Executive Officer and each of the other Named Executive Officers.

Base Salary

     We pay base salary to attract talented executives and to provide a fixed base of cash compensation. Salaries for executive officers, including the Named Executive Officers, are established on the basis of the qualifications and experience of the executive, the nature of the job responsibilities, the executive’s expected future contributions to Krispy Kreme, and the range of salaries for similar positions at peer companies. Base salaries for Named Executive Officers are targeted to be at or around the median as compared to the Peer Group. However, actual salaries are determined by the Compensation Committee based on the facts and circumstances relevant to each

Named Executive Officer, including the breadth, scope, and complexity of the Named Executive Officer’s role, the executive’s expected future contributions to Krispy Kreme, the Named Executive Officer’s current compensation and individual performance, internal pay equity, and affordability.

     Krispy Kreme believes that a significant portion of a Named Executive Officer’s compensation should be variable, based on the performance of the Company. Accordingly, base salary plays a modest role in the overall total compensation of the Named Executive Officers.

     As discussed in more detail below under “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements,” we have entered into employment agreements with James H. Morgan, Douglas R. Muir, Jeffrey B. Welch, Steven A. Lineberger, Kenneth J. Hudson, and M. Bradley Wall (our Named Executive Officers). Each of these agreements has provisions that set the minimum base salary of the executives, subject to adjustment upward (but not downward) by the Compensation Committee. Under the agreements, if the base salary is adjusted upward, then the increased amount becomes the new base salary amount for all purposes under the agreements. In its review of base salaries for fiscal 2011, the Compensation Committee considered the current macroeconomic environment, the Company’s operating results, and the positioning of Krispy Kreme’s salaries for the Named Executive Officers as compared to similarly situated executives in the Company’s Peer Group. Based on that review and in light of the salary increases approved in August 2009, the Compensation Committee determined not to increase the base salaries of the Named Executive Officers in fiscal 2011. In December 2010, the Compensation Committee approved base salary increases in an aggregate amount of $76,000 for the Named Executive Officers, effective as of February 1, 2011. The current annual base salaries are $700,000, $357,000, $352,000, $332,000, $260,000, and $270,000 for Messrs. Morgan, Muir, Welch, Lineberger, Hudson, and Wall, respectively.

Annual Incentives

     As a component of total compensation, the Compensation Committee chooses to provide annual incentive opportunities to Krispy Kreme’s Named Executive Officers to drive the achievement of key financial and operating results for the Company and to recognize individuals based on their contributions to those results. Annual incentives are generally only paid when established performance metrics are met, and thus, the amounts payable correspond with Company performance, which has fluctuated in recent years. Krispy Kreme recognizes that short-term results have a meaningful bearing on long-term increases in shareholder value.

     Annual cash incentives for Named Executive Officers are determined under our annual incentive plan. This plan ties the incentive compensation payable to the Named Executive Officers to the attainment of specific, objective performance targets, thereby aligning the interests of management with the interests of our shareholders. These targets, which are selected by the Compensation Committee, are based on performance metrics relevant to our business plans and may include targets based on revenues, EBITDA, cash flow from operations, other company performance metrics and, to reflect the importance of building sustainable growth, other measurements based on progress in achieving our mission and strategic objectives. The targets will not be based, implicitly or explicitly, on meeting or exceeding any earnings guidance, consensus earnings estimates or similar measures. Performance targets are determined on an annual basis and awards are generally payable (in compliance with applicable tax rules regarding deferred compensation) in the first quarter of the fiscal year following the year in which performance is tested.

     The amount of cash incentive awards potentially payable to Named Executive Officers is determined based on (1) a target cash bonus amount that is set as a percentage of an individual officer’s salary and (2) how the Company’s actual operating results compare to the specified performance targets.

     The Compensation Committee has the authority under the annual incentive plan to adjust any goal with respect to the Named Executive Officers. These decisions are subjective and based generally on a review of the circumstances affecting results to determine if any events were unusual or unforeseen. Also, actual payment of any incentive award is pursuant to final approval by, and in the discretion of, the Compensation Committee.

     For fiscal 2011, Messrs. Morgan, Muir, Welch, Lineberger, Hudson, and Wall had a targeted cash bonus opportunity equal to 70%, 60%, 50%, 50%, 50%, and 50%, respectively, of such officer’s annual base salary (the “Target Cash Bonus Amount”). See “— Narrative Disclosure to Summary Compensation Table and Grants of

Plan-Based Awards Table — Employment Agreements” below. Each Named Executive Officer is eligible to receive a specified percentage of his Target Cash Bonus Amount based upon the achievement of performance metrics selected by the Compensation Committee. The performance metrics for fiscal 2011, as more fully described below, were the same for each of the Named Executive Officers.

     The Compensation Committee chose Consolidated EBITDA and Revenue as the performance metrics for fiscal 2011, weighted at 80% and 20%, respectively, of a Named Executive Officer’s bonus potential. The Committee believes Consolidated EBITDA is an important metric in assessing the Company’s performance because it is a measure of the Company’s ability to generate cash flow from its operations. The Committee chose Revenue as a performance metric because the Committee believes that growth of the Company’s business is an important element of increasing the Company’s long-term profitability. While the Committee considered generating cash flow to enable the Company to execute its strategic plans to be the primary financial goal for fiscal 2011, the Committee also believed the ability to demonstrate revenue growth in the Company’s core businesses was a secondary measure of the Company’s success in implementing its strategic plans. The Consolidated EBITDA metric was derived from our financial statements. The Consolidated EBITDA metric, for these purposes, was defined the same way as it was defined in our secured credit facilities in place during fiscal 2011, which meant, generally, consolidated net income or loss, exclusive of unrealized gains and losses on hedging instruments and amount accrued with respect to certain interest rate derivatives, gains or losses on the early extinguishment of debt and provisions for payments on guarantees of franchisee obligations, plus the sum of net interest expense, income taxes, depreciation and amortization, non-cash charges, store closure costs, costs associated with certain litigation and investigations, and extraordinary professional fees; and minus payments, if any, on guarantees of franchisee obligations in excess of $3 million in any rolling four-quarter period and the sum of non-cash credits. Revenue was defined as consolidated revenues as reported in the Company’s consolidated financial statements, adjusted to eliminate the effects of refranchising Company stores. The Compensation Committee assigned three levels of performance for Consolidated EBITDA: threshold, target, and maximum, but only one level of performance for Revenue, target. If the Company’s Revenues for fiscal 2011 did not exceed those from fiscal 2010, the Named Executive Officer would not be eligible to receive 20% of his Target Cash Bonus Amount. Upon achievement of the threshold, target, or maximum level with respect to the Consolidated EBITDA performance metric, a Named Executive Officer would be eligible to receive an amount equal to 70%, 100%, or 140%, respectively, of 80% of such officer’s Target Cash Bonus Amount. If the threshold level of the Consolidated EBITDA performance metric was not met, the Named Executive Officer would not be eligible to receive 80% of his Target Cash Bonus Amount. If actual results exceeded the maximum levels of performance, the Compensation Committee had the discretion to award additional bonuses. The Compensation Committee also determined, in setting the Consolidated EBITDA metric, that the thresholds are before provision for bonus payments, and that if actual results fell between threshold and target or between target and maximum, then the bonus paid would be prorated.

Fiscal 2011 Performance Metrics

	Threshold	Target	Maximum	Actual Results
Consolidated EBITDA (80% of bonus potential)	$27.7 million	$30.9 million	$34.6 million	$39.0 million
Revenue (20% of bonus potential)		Exceeds FY10		Exceeded FY10

     Based on actual performance in fiscal 2011, the cash incentive awards earned under the annual incentive plan were $744,800, $336,000, $276,000, $260,000, $204,000, and $204,000 for Messrs. Morgan, Muir, Welch, Lineberger, Hudson and Wall, respectively. Consolidated EBITDA for fiscal 2011 substantially exceeded the maximum performance level established by the Compensation Committee. The Committee determined that 75% of the actual Consolidated EBITDA earned in excess of the maximum performance threshold should be taken into account in determining the cash incentive awards payable under the plan, and that such amount should generate incremental bonuses proportionate to the incremental bonus earned on the excess of the maximum over the target Consolidated EBITDA performance thresholds. Application of such determinations resulted in aggregate bonuses payable to the Named Executive Officers equal to 160% of their respective target cash bonus amounts.

     The Compensation Committee again chose Consolidated EBITDA and Revenue as the performance metrics for fiscal 2012, weighted at 80% and 20%, respectively, of a Named Executive Officer’s bonus potential. For fiscal 2012, the Consolidated EBITDA metric is defined the same way as it is defined in our current secured credit facilities, which means, generally, consolidated net income or loss, exclusive of unrealized gains and losses on hedging instruments, gains or losses on asset dispositions, and provisions for payments on guaranty obligations, plus the sum of interest expense, income taxes, depreciation, rent expense and lease termination costs, and non-cash charges; and minus the sum of non-cash credits, interest income, cash lease payments, and payments on guaranty obligations in excess of $1 million during any rolling four quarter period or $3 million in the aggregate after January 28, 2011. Revenue has the same definition as that used for the fiscal 2011 performance metric stated above. As with the fiscal 2011 performance metrics, if actual results exceed the maximum levels of performance, the Compensation Committee has the discretion to award additional bonuses. The Compensation Committee determined, in setting the Consolidated EBITDA metric, that the thresholds are before provision for bonus payments. The Compensation Committee also determined that if actual results fall between threshold and target or between target and maximum, then the bonus paid will be prorated.

Fiscal 2012 Performance Metrics

	Threshold	Target	Maximum
Consolidated EBITDA (80% of bonus potential)	$37.6 million	$41.8 million	$46.0 million
Revenue (20% of bonus potential)	FY11 plus 4%	FY11 plus 6%	FY11 plus 8%

Long-Term Equity Incentive Awards

     We provide long-term equity incentive awards to our executive officers, including the Named Executive Officers, as part of their total direct compensation to tie the interests of these individuals directly to the interests of our shareholders. The Compensation Committee also believes that long-term equity incentive compensation is an important tool in attracting and retaining key members of executive management.

     We make long-term equity incentive grants under our 2000 Stock Incentive Plan. The 2000 Stock Incentive Plan allows for equity-based awards to selected participants, including the Named Executive Officers, as determined by the Compensation Committee. Awards that may be granted by the Compensation Committee to the Named Executive Officers include stock options, restricted stock (including the right to receive stock in the future, or restricted stock units), stock awards, performance unit awards, and stock appreciation rights.

Stock Options

     We award stock options to our executive officers, including our Named Executive Officers, because they are inherently performance-based, meaning that the options only have value if the market price of our common stock increases over time. In addition, stock options provide long-term compensation to our Named Executive Officers in the form of additional equity, which, in tandem with our stock ownership guidelines and equity retention policy, builds a culture of ownership among our executives and focuses our executive officers, including our Named Executive Officers, on the creation of shareholder value. Finally, stock options can be a strong executive retention tool, as they are generally subject to vesting contingent on continued service.

     Considering recommendations made by Frederic Cook, each Named Executive Officer’s position and level of seniority, and consistent with fiscal 2010 equity award levels, on January 30, 2011, the Compensation Committee granted to Messrs. Morgan, Muir, Welch, Lineberger, Hudson, and Wall incentive stock options for 150,000, 120,000, 100,000, 100,000, 100,000, and 100,000 shares, respectively, as part of their total annual compensation package. The Compensation Committee elected to grant incentive stock options instead of nonqualified stock options for the annual fiscal 2011 equity grant to executives due to the favorable tax consequences they may provide to employees. The Compensation Committee will reevaluate whether to grant incentive or nonqualified stock options as it deems appropriate in the future. The Compensation Committee believes that these grants provide our Named Executive Officers with a meaningful equity stake in the Company and better align the interests of the executive officers with those of the shareholders. All of these grants are shown below under “— Grants of Plan-Based Awards.”

     The vesting of stock options is generally contingent on continued service. However, vesting of options is accelerated upon a termination of employment due to death, disability or retirement, or in the event of a change in control or, commencing with options granted in 2011, a qualifying termination within two years following a change in control. See “—Potential Payments upon Termination and Change in Control” below. On January 31, 2011, the Board and the Compensation Committee approved the amendment and restatement of the 2000 Stock Incentive Plan to, among other things, provide that stock options will generally be subject to a minimum vesting period of three years or one year if the vesting criteria is based on performance criteria other than continued service. In particular, the stock option grants made to our Named Executive Officers in fiscal 2011 become exercisable in four equal annual installments beginning one year following the date of the grant so long as the executive officer’s employment continues through the applicable vesting date, unless acceleration occurs due to a termination of employment or change in control event as described above.

     The stock options granted to the Named Executive Officers are subject to forfeiture in accordance with the terms of the option agreements if the executive engages in certain events of competition and/or solicitation or other detrimental acts (described in the option agreements to include engaging in competitive business activities, inducing customers or suppliers to cease doing business with the Company, interfering with the relationship between the Company and its employees, violating the Company’s securities trading policy, and similar activities), or if the executive violates confidentiality provisions, or is terminated for cause. In addition, if the executive has exercised any option within the twelve-month period immediately prior to engaging in certain events of competition and/ or solicitation or other detrimental acts, violating confidentiality provisions or being terminated for cause, the executive must, upon request of the Company, return to the Company any common stock received upon exercise of the option or any related gains realized by the executive in connection with such exercise.

     The exercise price for all options granted under our 2000 Stock Incentive Plan is the closing price of our common stock on the date of grant.

Grant Dates of Long-Term Equity Incentive Awards

     When an equity award occurs in close proximity to a scheduled publication by the Company of its financial results, it has generally been the Compensation Committee’s practice to establish the grant and pricing date of awards to be a date following such publication. The Company’s Securities Trading Policy provides that officers may not buy or sell common shares until the fourth business day following the release of quarterly or year-end financial information, with the date of the release counting as the first business day. The Compensation Committee typically establishes award grant dates that follow the earnings publication date by the same or similar period. The foregoing practice has generally been applied in instances in which the price of the Company’s common stock has an effect on the size or terms of the award (for example, in the case of stock options).

     It also has been the Compensation Committee’s practice to establish the grant and pricing date of awards issued pursuant to employment agreements to be the effective date of such agreements, which in some instances has been a date after the date on which the Compensation Committee approved the employment agreement and the related award.

     The Compensation Committee has on occasion established the grant date of certain awards to be a date subsequent to the award action date for purposes of administrative convenience (for example, to cause the vesting date of current awards (which typically is an annual anniversary of the grant date) to be the same as the vesting date of prior awards). Further, the Compensation Committee has on occasion established the vesting date of certain awards to be a date different than an annual anniversary of the grant date for purposes of administrative convenience (for example, to cause the vesting date of current awards to be the same as the vesting date of prior awards).

     In most instances, however, the Compensation Committee establishes the grant date of each award to be the award action date (i.e., the date the Committee meets and makes its determination). In all instances, the grant date of each award is fixed by the Compensation Committee on the award action date.

Benefits

     We provide access to various employee benefit plans to our executive officers, including the Named Executive Officers, as part of their total direct compensation. Benefits for the Named Executive Officers are determined by the same criteria applicable to all salaried Krispy Kreme employees. The Compensation Committee believes that these benefits help Krispy Kreme to be competitive in attracting and retaining key employees.

     Our Named Executive Officers are eligible to participate in our tax-qualified 401(k) savings plan (the “401(k) Plan”), to which employees may contribute from 1% to 100% of their compensation (salary and bonus) to the plan on a tax deferred basis, subject to statutory limitations. We also have a nonqualified deferred compensation plan (the “401(k) Mirror Plan”) designed to enable highly compensated employees whose contributions to the 401(k) Plan are limited by certain statutory limitations to have the same opportunity to defer compensation as is available to other employees of Krispy Kreme under the qualified 401(k) Plan. Employees can contribute from 1% to 15% of their base compensation and from 1% to 100% of their bonus under the 401(k) Mirror Plan, in each case, reduced by amounts contributed to the 401(k) Plan. In addition, employees can contribute to the 401(k) Mirror Plan up to 100% of the excess distributions they receive from the 401(k) Plan. We match 50% of the first 6% of compensation contributed by each employee to the 401(k) Plan.

     Named Executive Officers also participate in our regular employee benefit programs, including group medical and dental coverage, group life insurance, and group long-term disability insurance. Our Named Executive Officers are eligible to participate in these programs on the same basis as our other salaried employees.

     The Company has entered into indemnification agreements with each current Named Executive Officer providing, among other things (1) advancement by the Company prior to the final disposition of any indemnifiable claim of any and all expenses relating to any indemnifiable claim paid or incurred by the executive officer or which the executive officer determines are reasonably likely to be paid or incurred by the executive officer, (2) reimbursement of any and all expenses paid or incurred by the executive officer or which the executive officer determines are reasonably likely to be paid or incurred by the executive officer in connection with any claim made by the executive officer for (a) indemnification or reimbursement or advance payment of expenses by the Company, and/or (b) recovery under any directors’ and officers’ liability insurance policies maintained by the Company, regardless in each case of whether the executive officer ultimately is determined to be entitled to such indemnification, reimbursement, advancement or insurance recovery, as the case may be; and (3) liability insurance for the duration of the executive officer’s service as an officer of the Company and thereafter so long as the executive officer is subject to any pending or possible indemnifiable claim. These agreements assure the executive officer of indemnification and advancement of expenses to the fullest extent permitted by North Carolina law and our articles of incorporation and by-laws, and of continued coverage under our directors’ and officers’ liability insurance policies. The Board of Directors believes that such indemnification agreements serve as an important tool to attract and retain key executive officers, including the Named Executive Officers.

     Krispy Kreme provides the Chief Executive Officer with a modest “executive allowance” at the rate of $2,000 per month. Mr. Morgan’s executive allowance is in lieu of perquisites and other personal benefits typically afforded to Chief Executive Officers at other public companies, such as company-provided cars, annual physical examinations, and financial planning services. The Compensation Committee feels that the provision of an executive allowance permits the Company to attract and retain key talent in the Chief Executive Officer position while at the same time controlling costs.

Severance/Change in Control

     We do not maintain any severance or change in control plans. However, pursuant to the terms of certain employment agreements, stock option agreements and restricted stock agreements, executive officers, including the Named Executive Officers, are eligible to receive severance and other benefits in the case of certain termination events and in the case of a change in control. See “Executive Compensation — Potential Payments upon Termination and Change in Control” below.

Stock Ownership Guidelines

     We believe that officers should be encouraged to own our common stock to further align their interests with those of our shareholders. In order to ensure that the officers maintain this alignment, the Board of Directors in December 2006 adopted stock ownership guidelines to which all officers, including our Named Executive Officers, are expected to adhere. These guidelines were amended in March 2011 to increase the stock ownership levels expected of the Company’s directors and officers in an effort to promote a culture of significant stock ownership by officers and directors and to further focus on shareholder returns and sustainable growth. The current guidelines for stock ownership by the Company’s officers are as follows:

     CEO – stock valued at 600% of base salary (previously 300%)

     Senior Vice President and above – stock valued at 200% of base salary (previously 100%)

     Vice President – stock valued at 100% of base salary (previously 50%)

     To ease the financial burden of achieving these levels of stock ownership while ensuring that they will be achieved over time, it is expected that officers will utilize the grants under our 2000 Stock Incentive Plan to reach the level of stock ownership required by the guidelines. In this regard, until the levels of ownership outlined above are achieved, officers are expected to retain 50% of the net shares received as a result of the exercise of stock options or the vesting of restricted stock or restricted stock units received under the Company’s 2000 Stock Incentive Plan.

Equity Retention Policy

     In addition to the stock ownership guidelines described above, the Board of Directors has adopted an equity retention policy that generally requires each executive officer, including the Named Executive Officers, to retain not less than 50% of all shares, net of taxes and transaction costs, acquired pursuant to an award granted after the effectiveness of the policy under any Krispy Kreme equity compensation plan or other written compensatory arrangement. The required percentage is reduced to 25% upon the date that the executive officer becomes “retirement eligible” (when the sum of an executive officer’s years of service to Krispy Kreme and such executive officer’s age is equal to 65 years). The retention period remains in effect until the executive officer terminates employment at Krispy Kreme. The equity retention policy, as well as the Company’s securities trading policy, also prohibits executive officers from entering into puts, calls or other derivative positions with respect to shares of Krispy Kreme’s common stock.

Compensation Recovery Policy

     On April 6, 2009, the Board of Directors adopted a compensation recovery policy that generally provides that Krispy Kreme may require reimbursement of all or a portion of any bonus, incentive payment, equity-based award or other compensation received by any executive officer and certain other senior officers within 36 months following any (1) gross negligence or willful misconduct pertaining to financial reporting requirements that resulted in an accounting restatement, (2) gross negligence or willful misconduct pertaining to Krispy Kreme’s business that resulted in a material negative revision of a financial or operating measure used to measure compensation or (3) fraud, theft, misappropriation, embezzlement or dishonesty to the material detriment of Krispy Kreme (collectively, “detrimental conduct”). Detrimental conduct also includes such officer’s willful or grossly negligent oversight of a person who reports directly to such officer and who engages in detrimental conduct as defined above. The policy also provides that Krispy Kreme may require any officer subject to the policy to remit to Krispy Kreme any profits realized from the sale of Krispy Kreme’s securities within 36 months following detrimental conduct by such officer.

Compensation Committee Report

     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (which is set forth above) with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Lynn Crump-Caine, Chair
Lizanne Thomas
Togo D. West, Jr.

Risk Analysis of Compensation Plans

     Certain senior executive officers and the Compensation Committee’s independent compensation consultant, Frederic Cook, prepared for the Compensation Committee’s review a risk assessment of our compensation programs and policies to determine if the programs’ provisions and operations were reasonably likely to have a material adverse effect on the Company.

     Our risk assessment included two work streams – one focused on reviewing areas of enterprise risk and the other focused on identifying compensation design risk. Our enterprise risk work stream examined the types and magnitudes of risks the business areas present to the Company. Our compensation design work stream examined the potential risks in the design of our incentive compensation arrangements. As part of this assessment we analyzed: i) the mix of fixed and variable compensation, ii) the mix of short- and long-term compensation, iii) performance metrics and weightings, iv) pay leverage and caps, v) payment timing, vi) the overall level of discretion, vii) award size and vesting schedules, vii) our stock ownership guidelines, and viii) our compensation recovery policy. Finally, we evaluated on a combined basis the results of the enterprise and compensation risk assessments, on a business area-by-business area basis.

     In summary, the Company’s compensation policies and practices are designed to encourage Krispy Kreme employees, including its executive officers, to remain focused on both the short- and long-term goals of the Company, while at the same time discouraging employees from taking unnecessary and excessive risks that could ultimately threaten the value of the Company. The most common element of compensation awarded to Krispy Kreme employees is base salary, which does not encourage unnecessary risk taking behavior as it is a fixed amount. Additionally, the Company’s executive officers are subject to stock ownership guidelines, an equity retention policy, and a compensation recovery policy, all of which are designed to reduce the risks inherent in incentive compensation.

     The Compensation Committee has reviewed the Company’s current compensation policies and practices, and believes that, in light of their overall structure, the risks arising from such compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

     Set forth below is summary compensation information for our Named Executive Officers.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($)(1) (f)	Non-Equity Incentive Plan Compensation ($)(2) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(3) (i)	Total ($) (j)
James H. Morgan	2011	$665,000	$—	$—	$516,300	$744,800	$—	$24,000	$1,950,100
President and Chief	2010	657,500	—	—	217,320	651,700	—	71,691	1,598,211
Executive Officer	2009	650,000	—	—	906,970	—	—	72,570	1,629,540

Douglas R. Muir	2011	$350,000	$—	$—	$413,040	$336,000	$—	$8,225	$1,107,265
Executive Vice President	2010	346,000	—	—	173,856	294,000	—	6,769	820,625
and Chief Financial Officer	2009	342,000	—	—	290,664	—	—	7,302	639,966

Jeffrey B. Welch	2011	$345,000	$—	$—	$344,200	$276,000	$—	$—	$965,200
Senior Vice President and	2010	342,500	—	—	144,880	241,500	—	—	728,880
President — International	2009	340,000	—	—	242,220	35,700	—	—	617,920

Steven A. Lineberger	2011	$325,000	$—	$—	$344,200	$260,000	$—	$—	$929,200
Senior Vice President — Corporate	2010	322,500	—	—	144,880	227,500	—	—	694,880
Strategy Development and	2009	303,333	—	—	242,220	—	—	—	545,553
President — U.S. Franchise Operations

Kenneth J. Hudson	2011	$255,000	$—	$—	$344,200	$204,000	$—	$7,864	$811,064
Senior Vice President —	2010	252,500	—	—	144,880	178,500	—	7,575	583,455
Human Resources and	2009	250,000	—	—	242,220	—	—	7,750	499,970
Organizational Development

M. Bradley Wall	2011	$255,000	$—	$—	$344,200	$204,000	$—	$8,070	$811,270
Senior Vice President —	2010	252,500	—	—	144,880	$178,500	—	7,575	583,455
Supply Chain and	2009	243,333	—	—	242,220	—	—	8,500	494,053
Off-Premises Operations
____________________

(1)	Amounts represent the aggregate grant date fair value of stock option awards, determined in accordance with Accounting Standards Codification 718 (“ASC 718”). For a discussion of the assumptions used in determining such amounts, see Note 15 to our consolidated financial statements in our 2011 Form 10-K. The amount shown for Mr. Morgan for 2009 includes a stock option award with respect to 500,000 shares of common stock having a fair value of $795,250 granted to Mr. Morgan as provided for in his employment agreement as Chief Executive Officer dated February 27, 2008, as amended.

(2)	Represents cash bonuses earned under our annual incentive plan.

(3)	Includes our contributions to the executive’s account in our 401(k) Plan and 401(k) Mirror Plan, as applicable, and each personal benefit received by the Named Executive Officer during the fiscal year where the total of all personal benefits received by the Named Executive Officer exceeded $10,000 during such year.

Other annual compensation for Mr. Morgan in fiscal 2011 consists of $24,000 of cash “executive allowance” paid at the rate of $2,000 per month. Other annual compensation for Messrs. Muir, Hudson, and Wall in fiscal 2011 of $8,225, $7,864, and $8,070, respectively, represents the Company’s matching contributions to the 401(k) Plan.

Grants of Plan-Based Awards

     The following table shows information about plan-based awards granted during fiscal 2011 to the Named Executive Officers.

					All Other
					Stock	All Other
					Awards:	Option
					Number	Awards:	Exercise	Grant Date
		Estimated Future Payouts Under			of Shares	Number of	or Base	Fair Value
		Non-Equity Incentive Plan			of Stock	Securities	Price of	of Stock
		Awards(1)			or	Underlying	Option	and Option
	Grant	Threshold	Target	Maximum	Units	Options(2)	Awards(3)	Awards(4)
Name	Date	($)	($)	($)	(#)	(#)	($/Sh)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
James H. Morgan		$325,850	$465,500	$651,700	—	—	—	—
	1/30/11	—	—	—	—	150,000(5)	$6.39	$516,300

Douglas R. Muir		$147,000	$210,000	$294,000	—	—	—	—
	1/30/11	—	—	—	—	120,000(5)	$6.39	$413,040

Jeffrey B. Welch		$120,750	$172,500	$241,500	—	—	—	—
	1/30/11	—	—	—	—	100,000(5)	$6.39	$344,200

Steven A. Lineberger		$113,750	$162,500	$227,500	—	—	—	—
	1/30/11	—	—	—	—	100,000(5)	$6.39	$344,200

Kenneth J. Hudson		$89,250	$127,500	$178,500	—	—	—	—
	1/30/11	—	—	—	—	100,000(5)	$6.39	$344,200

M. Bradley Wall		$89,250	$127,500	$178,500	—	—	—	—
	1/30/11	—	—	—	—	100,000(5)	$6.39	$344,200
____________________

(1)	These columns show the potential value of the payout for each Named Executive Officer under the annual incentive plan if the threshold, target, or maximum goals are satisfied with respect to the performance measures set by the Compensation Committee for fiscal 2011 based on the Named Executive Officer’s specified Target Cash Bonus Amount. Based on actual performance in fiscal 2011, the cash incentive awards earned under the annual incentive plan were $744,800, $336,000, $276,000, $260,000, $204,000, and $204,000 for Messrs. Morgan, Muir, Welch, Lineberger, Hudson and Wall, respectively. These amounts exceed the related maximum amounts appearing in the table above because the Company’s actual performance in fiscal 2011 exceeded the maximum goals established by the Compensation Committee. The business measurements, performance goals and salary percentage targets for determining these payouts are described under “Executive Compensation — Compensation Discussion and Analysis — Elements of Executive Compensation — Annual Incentives” above.

(2)	Represents awards of stock options.

(3)	The exercise price of each stock option is equal to the closing price of our common stock on the date of grant.

(4)	This column shows the aggregate grant date fair value of equity awards granted in fiscal 2011 determined in accordance with ASC 718. For a discussion of the assumptions used in determining such amounts, see Note 15 to our consolidated financial statements in our 2011 Form 10-K.

(5)	These stock options will vest, provided that the executive’s employment continues through the applicable vesting date, in four equal installments on January 30, 2012, January 30, 2013, January 30, 2014, and January 30, 2015. Vesting of stock options may accelerate upon the occurrence of certain events, such as termination of employment due to death, disability or retirement or in the event of a change in control or, commencing with stock options granted in 2011, a qualifying termination within two years following a change in control; see “Executive Compensation — Potential Payment upon Termination and Change in Control — Stock Option Agreements.”

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

     We have employment agreements with each of our Named Executive Officers. The employment agreements with each of the Named Executive Officers employed as of the end of fiscal 2011 are substantially similar, except with respect to salary, bonus, and equity grant terms, and except as noted below and as disclosed under “—Potential Payments upon Termination and Change in Control.” The terms of the employment agreements with our executive officers are set to be consistent with our overall compensation philosophy.

     On March 11, 2011, the Compensation Committee approved entering into Amended and Restated Employment Agreements (the “Amended Employment Agreements”) with the executive officers of the Company, including the Named Executive Officers. The non-management members of the Board of Directors also approved the Amended Employment Agreement for Mr. Morgan. The Amended Employment Agreements were amended and restated to, among other things, (1) eliminate the tax gross-up in the event that a Named Executive Officer would be subject to excise tax in connection with a change in control under Section 280G of the Code; (2) provide that any severance benefits payable to Mr. Morgan following a change in control of the Company are subject to a “double trigger” requirement; (3) provide that the term of Mr. Morgan’s Amended Employment Agreement will end on July 1, 2013, unless sooner terminated as provided in the Amended Employment Agreement; and (4) reflect the Named Executive Officers’ current salaries, annual bonus targets, and titles.

James H. Morgan

     We previously entered into an employment agreement with Mr. Morgan, pursuant to which he serves as our President and Chief Executive Officer. On March 11, 2011, the Company and Mr. Morgan entered into an Amended Employment Agreement that will terminate on July 1, 2013 unless sooner terminated in accordance with its terms. The Amended Employment Agreement also provides that Mr. Morgan shall continue to serve as Chairman of the Board of Directors of the Company for as long as the Board desires. During the term of the Amended Employment Agreement, Mr. Morgan is entitled to receive a minimum annual salary of $700,000 and is eligible to receive an annual bonus under our incentive plans, with his annual target bonus set at 70% of his base salary. Mr. Morgan may elect to receive bonus amounts that may become payable for any future fiscal year in equity instead of cash, subject to acceptance of the election by the Company. The Amended Employment Agreement provides that Mr. Morgan will receive an executive allowance of $2,000 per month. The base salary and any other compensation are in lieu of any compensation Mr. Morgan would otherwise receive as a member of the Board of Directors.

Douglas R. Muir

     We previously entered into an employment agreement with Mr. Muir, pursuant to which he serves as our Executive Vice President, Chief Financial Officer and Treasurer. On March 11, 2011, the Company and Mr. Muir entered into an Amended Employment Agreement. The Amended Employment Agreement will automatically be extended for successive one-year periods following the original term ended June 5, 2010 unless any party elects not to extend. Under the terms of the Amended Employment Agreement, Mr. Muir is entitled to receive a minimum annual salary of $357,000 and is eligible to receive an annual bonus under our incentive plans, with his annual target bonus set at 60% of his base salary.

Jeffrey B. Welch

     We previously entered into an employment agreement with Mr. Welch, pursuant to which he serves as our Senior Vice President and President – International. On March 11, 2011, the Company and Mr. Welch entered into an Amended Employment Agreement. The Amended Employment Agreement will be automatically extended for successive one-year periods following the original term ended November 3, 2010 unless any party elects not to extend. Under the terms of the Amended Employment Agreement, Mr. Welch is entitled to receive a minimum annual salary of $352,000 and is eligible to receive an annual bonus under our incentive plans, with his annual target bonus set at 50% of his base salary.

Steven A. Lineberger

     We previously entered into an employment agreement with Mr. Lineberger, pursuant to which he serves as our Senior Vice President – Corporate Strategy Development and President – U.S. Franchise Operations. On March 11, 2011, the Company and Mr. Lineberger entered into an Amended Employment Agreement. The Amended Employment Agreement will automatically be extended for successive one-year periods following the original term ended November 7, 2010 unless either party elects not to extend. Under the terms of the Amended Employment Agreement, Mr. Lineberger is entitled to receive a minimum annual salary of $332,000 and is eligible to receive an annual bonus under our incentive plans, with his annual target bonus set at 50% of his base salary.

Kenneth J. Hudson

     We previously entered into an employment agreement with Mr. Hudson, pursuant to which he serves as our Senior Vice President – Human Resources and Organizational Development. On March 11, 2011, the Company and Mr. Hudson entered into an Amended Employment Agreement. The Amended Employment Agreement will automatically be extended for successive one-year periods following the original term ended November 7, 2010 unless either party elects not to extend. Under the terms of the Amended Employment Agreement, Mr. Hudson is entitled to receive a minimum annual salary of $260,000 and is eligible to receive an annual bonus under our incentive plans, with his annual target bonus set at 50% of his base salary.

M. Bradley Wall

     We previously entered into an employment agreement with Mr. Wall, pursuant to which he serves as our Senior Vice President – Supply Chain and Off-Premises Operations. On March 11, 2011, the Company and Mr. Wall entered into an Amended Employment Agreement. The Amended Employment Agreement will automatically be extended for successive one-year periods following the original term ended November 7, 2010 unless either party elects not to extend. Under the terms of the Amended Employment Agreement, Mr. Wall is entitled to receive a minimum annual salary of $270,000 and is eligible to receive an annual bonus under our incentive plans, with his annual target bonus set at 50% of his base salary.

Common Terms

     The Amended Employment Agreements entitle these Named Executive Officers to participate in all employee benefit and fringe benefit plans and arrangements made available to our executives and key management employees upon the terms and subject to the conditions set forth in the applicable plan or arrangement.

     If any Named Executive Officer resigns or terminates his employment without “good reason” (as defined below) or his Amended Employment Agreement is terminated by Krispy Kreme for “cause” (as defined below), he will be entitled to receive the base salary through the date of termination and reimbursement of reimbursable expenses incurred to that date. Voluntary resignation is not a breach of the Amended Employment Agreement.

     If the Amended Employment Agreement is terminated by us without cause or by a Named Executive Officer for good reason, such Named Executive Officer generally is entitled to the following:
  An amount equal to his current annual base salary through the termination date;

  With respect to Mr. Morgan, an amount equal to two times his base salary plus two times his target annual bonus for the year of termination. In the event of (1) a qualifying termination on or within two years following a “change in control” (as defined below) or (2) Mr. Morgan’s termination of employment due to loss of director or chief executive officer status on or within two years following a change in control of the Company or the Company’s shares ceasing to be publicly traded, he will be entitled to an amount equal to two times his base salary plus two times his target annual bonus for the year of termination.

  With respect to each other Named Executive Officer, an amount equal to one times his base salary for the year of termination, or in the event of termination of employment within two years following a change in control (1) by such Named Executive Officer for good reason or (2) by the Company without cause, an amount equal to two times his base salary plus two times his target annual bonus for the year of termination.

  For all Named Executive Officers, an amount, payable within 60 days following the date of termination, equal to a bonus for the year of termination calculated as a pro-rated target annual bonus for the number of months during the bonus year prior to the date of termination; and

  Medical benefits for up to 18 months (or, in the case of Mr. Morgan, 12 months) after the date of termination.
     In addition, in the event of a change in control, Mr. Morgan’s stock options will become fully vested, provided that accelerated vesting of the stock options will not occur if Mr. Morgan continues as Chief Executive Officer of the surviving entity (and such entity is a publicly traded entity) and either Krispy Kreme’s stock remains outstanding or replacement equity awards are granted by the surviving entity so long as the terms of the Amended Employment Agreement are expressly assumed by the surviving entity.

     The Amended Employment Agreements define “cause” to mean, generally: (1) failure or refusal by the Named Executive Officer to perform his lawful and proper duties; (2) conviction of or plea of nolo contendere to any felony; (3) acts constituting fraud, theft, or embezzlement or that otherwise constitute a felony which results or was intended to result in gain or personal enrichment at the expense of Krispy Kreme; (4) other than with respect to Mr. Morgan, insubordination to Krispy Kreme’s most senior executive officer; or (5) willful violation of any material provision of the code of ethics of Krispy Kreme.

     The Amended Employment Agreements define “good reason” to mean, generally, the occurrence of any of the following without the Named Executive Officer’s consent: (1) the failure of Krispy Kreme to pay any material amount of compensation due under such Amended Employment Agreement; (2) the applicable Named Executive Officer is no longer the most senior officer in his respective area of expertise; (3) a change in duties or responsibilities materially inconsistent with the status as the most senior officer in the Named Executive Officer’s area of expertise; (4) certain relocations; (5) any material breach by Krispy Kreme of the Amended Employment Agreement; or (6) other than with respect to Mr. Morgan, the giving by Krispy Kreme of a notice of nonextension of the term of the employment agreement at either the end of the initial term or the end of the first, second, or third one-year extensions. In addition, the failure of Mr. Morgan to be appointed or elected (or reelected) to the Board of Directors, or his removal from the Board of Directors other than for “cause” or permanent disability or death is also considered “good reason” under Mr. Morgan’s Amended Employment Agreement. On March 11, 2011, the Compensation Committee and the non-management members of the Board of Directors amended Mr. Morgan’s employment agreement (as defined above, the “Amended Employment Agreement”) to remove change in control as part of the definition of good reason and to provide that any severance benefits payable to Mr. Morgan following a change in control of the Company are subject to a “double trigger” requirement.

     The Amended Employment Agreements define “change in control” to mean, generally: (1) the acquisition by any person of 50% or more of our outstanding voting stock; (2) the consummation of a merger or consolidation involving Krispy Kreme if the shareholders of Krispy Kreme immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50% of the outstanding voting stock of the surviving company in substantially the same proportion as their ownership of voting stock of Krispy Kreme immediately before such merger or consolidation; (3) a sale or other disposition of all or substantially all of the assets of Krispy Kreme; (4) a change in the majority composition of the Board not approved by a majority of the directors in office before the change; or (5) approval by our shareholders of a complete liquidation or dissolution of Krispy Kreme, provided that each of the Amended Employment Agreements provide that if and to the extent required under Section 409A of the Code, an event will be treated as a change in control for purposes of the Amended Employment Agreement only if it is also a “change in control event” (as defined in Treas. Reg. Section 1.409A-3(i)(5)) with respect to Krispy Kreme.

     If the employment of a Named Executive Officer is terminated by reason of death or permanent disability, he will be entitled to the following: (1) his base salary and expenses incurred through the date of termination; and (2) medical benefits for up to 18 months (or 12 months, in the case of Mr. Morgan) after the date of termination. In addition, in the event of a Named Executive Officer’s permanent disability, insurance benefits will continue under Krispy Kreme’s long-term disability plan in accordance with its terms.

     For a detailed discussion of severance and other benefits payable to Named Executive Officers in the case of certain termination events and in the case of a change in control, see “— Potential Payments upon Termination and Change in Control” below.

     The employment agreements were amended in March 2011 (as defined above, the “Amended Employment Agreements”) to eliminate tax gross-up payments in the event that the executive would be subject to excise tax in connection with a change in control under Section 280G of the Code. The Amended Employment Agreements now provide that if any payment, benefit, award or distribution by us to the Named Executive Officer would be subject to the excise tax on “excess parachute payments” under Section 4999 of the Code (or any corresponding provisions of state or local tax law) and the reduction of the amounts payable to the Named Executive Officer to the maximum amount that could be paid without giving rise to the excise tax (the “Safe Harbor Cap”) would result in a greater after-tax payment to the Named Executive Officer than if such amounts were not reduced, then the amounts payable to the Named Executive Officer will be reduced to the Safe Harbor Cap. In consideration of the elimination of tax gross-up payments in the Amended Employment Agreements, the Amended Employment Agreements increase the severance multiplier for Messrs. Welch, Lineberger, Hudson, and Wall to two (previously 1.25) times his base salary plus two (previously 1.25) times his target annual bonus for the year of termination in the event of a qualifying termination within two years after a change in control of the Company. There was no change to the severance multipliers for Messrs. Morgan and Muir as a consequence of the elimination of tax gross-up payments in their Amended Employment Agreements.

     The Amended Employment Agreements provide that each Named Executive Officer is subject to a non-compete provision during the term of his employment and for a period of one year following the date of termination and is subject to a non-solicitation provision during the term of his employment and for a period of two years following the date of termination. If the employment of a Named Executive Officer is terminated for good reason or without cause, the Named Executive Officer is entitled to any amounts payable, as described above, only if the Named Executive Officer has not breached and does not breach the non-compete and non-solicitation provisions in the Amended Employment Agreement.

     The Amended Employment Agreements also require each Named Executive Officer to comply with the Company’s equity retention policy, compensation recovery policy, and stock ownership guidelines.

     For a discussion and analysis of Krispy Kreme’s compensation program, including each element of compensation provided to the Named Executive Officers for fiscal 2011, please refer to the “Executive Compensation — Compensation Discussion and Analysis” section above.

Outstanding Equity Awards at Fiscal Year-End

     The following table provides information with respect to the common stock that may be issued upon the exercise of options and other awards under our existing equity compensation plans as of January 30, 2011.

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price per Share ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
James H. Morgan	—	150,000(2)	—	$6.39	1/30/21	—	—	—	—
	37,500	112,500(3)	—	2.65	1/25/20	—	—	—	—
	75,000	75,000(4)	—	1.40	1/29/19	—	—	—	—
	500,000	—	—	2.89	2/27/18	—	—	—	—
	7,500	—	—	15.36	8/25/14	—	—	—	—
	7,500	—	—	35.25	6/3/13	—	—	—	—
	7,500	—	—	37.25	6/4/12	—	—	—	—
	7,500	—	—	31.19	8/16/11	—	—	—	—

Douglas R. Muir		120,000(2)	—	$6.39	1/30/21	—	—	—	—
	—	—	—	—	—	9,231(5)	$58,986	—	—
	—	—	—	—	—	3,750(6)	23,963	—	—
	—	—	—	—	—	2,927(7)	18,704	—	—
	30,000	90,000(3)	—	2.65	1/25/20	—	—	—	—
	60,000	60,000(4)	—	1.40	1/29/19	—	—	—	—
	60,000	60,000(8)	—	3.08	4/14/18	—	—	—	—
	50,349	16,784(9)	—	3.41	9/11/17	—	—	—	—
	60,000	60,000(10)	—	9.71	11/2/16	—	—	—	—

Jeffrey B. Welch	—	100,000(2)	—	$6.39	1/30/21	—	—	—	—
	—	—	—	—	—	7,385(5)	$47,190	—	—
	—	—	—	—	—	2,927(7)	18,704	—	—
	25,000	75,000(3)	—	2.65	1/25/20	—	—	—	—
	50,000	50,000(4)	—	1.40	1/29/19	—	—	—	—
	50,000	50,000(8)	—	3.08	4/14/18	—	—	—	—
	40,279	13,427(9)	—	3.41	9/11/17	—	—	—	—
	60,000	60,000(10)	—	9.71	11/2/16	—	—	—	—
	18,000	—	—	14.04	8/9/14	—	—	—	—
	25,000	—	—	34.17	4/26/14	—	—	—	—

Steven A. Lineberger	—	100,000(2)	—	$6.39	1/30/21	—	—	—	—
	—	—	—	—	—	7,385(5)	$47,190	—	—
	—	—	—	—	—	3,750(11)	23,963	—	—
	25,000	75,000(3)	—	2.65	1/25/20	—	—	—	—
	50,000	50,000(4)	—	1.40	1/29/19	—	—	—	—
	50,000	50,000(8)	—	3.08	4/14/18	—	—	—	—
	40,279	13,427(9)	—	3.41	9/11/17	—	—	—	—

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price per Share ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Kenneth J. Hudson	—	100,000(2)	—	$6.39	1/30/21	—	—	—	—
	—	—	—	—	—	7,385(5)	$47,190	—	—
	—	—	—	—	—	1,854(7)	11,847	—	—
	25,000	75,000(3)	—	2.65	1/25/20	—	—	—	—
	50,000	50,000(4)	—	1.40	1/29/19	—	—	—	—
	50,000	50,000(8)	—	3.08	4/14/18	—	—	—	—
	40,279	13,427(9)	—	3.41	9/11/17	—	—	—	—
	60,000	60,000(10)	—	9.71	11/2/16	—	—	—	—
	7,000	—	—	14.04	8/9/14	—	—	—	—

M. Bradley Wall	—	100,000(2)	—	$6.39	1/30/21	—	—	—	—
	—	—	—	—	—	7,385(5)	$47,190	—	—
	25,000	75,000(3)	—	2.65	1/25/20	—	—	—	—
	50,000	50,000(4)	—	1.40	1/29/19	—	—	—	—
	50,000	50,000(8)	—	3.08	4/14/18	—	—	—	—
	40,279	13,427(9)	—	3.41	9/11/17	—	—	—	—
	—	80,000(12)	—	12.52	2/5/17	—	—	—	—
	6,000	—	—	14.04	8/9/14	—	—	—	—
	6,000	—	—	44.22	8/8/13	—	—	—	—
	2,200	—	—	34.80	8/8/12	—	—	—	—
	2,200	—	—	28.58	8/8/11	—	—	—	—
____________________

(1)	Based on the closing price of our common stock on January 28, 2011 (the last business day of fiscal 2011).

(2)	These stock options vest, provided that the executive’s employment continues through the applicable vesting dates, in four equal installments on January 30, 2012, January 30, 2013, January 30, 2014, and January 30, 2015. Vesting of stock options may accelerate upon the occurrence of certain events; see “Executive Compensation — Potential Payments upon Termination and Change in Control — Stock Option Agreements.”

(3)	These stock options vest, provided that the executive’s employment continues through the applicable vesting dates, in three equal installments on January 25, 2012, January 25, 2013, and January 25, 2014. Vesting of stock options may accelerate upon the occurrence of certain events; see “Executive Compensation — Potential Payments upon Termination and Change in Control — Stock Option Agreements.”

(4)	These stock options vest, provided that the executive’s employment continues through the applicable vesting dates, in two equal installments on January 29, 2012 and January 29, 2013. Vesting of stock options may accelerate upon the occurrence of certain events; see “Executive Compensation — Potential Payments upon Termination and Change in Control — Stock Option Agreements.”

(5)	These shares of restricted stock vest on September 11, 2011, provided that the executive’s employment continues through that date. Vesting of restricted stock may accelerate upon the occurrence of certain events; see “Executive Compensation — Potential Payments upon Termination and Change in Control — Restricted Stock Agreements.”

(6)	These shares of restricted stock vest on June 5, 2011, provided that the executive’s employment continues through that date. Vesting of restricted stock may accelerate upon the occurrence of certain events; see “Executive Compensation — Potential Payments upon Termination and Change in Control — Restricted Stock Agreements.”

(7)	These shares of restricted stock vest on March 1, 2011, provided that the executive’s employment continues through that date. Vesting of restricted stock may accelerate upon the occurrence of certain events; see “Executive Compensation — Potential Payments upon Termination and Change in Control — Restricted Stock Agreements.”

(8)	These stock options vest, provided that the executive’s employment continues through the applicable vesting dates, in two equal installments on April 14, 2011 and April 14, 2012. Vesting of stock options may accelerate upon the occurrence of certain events; see “Executive Compensation — Potential Payments upon Termination and Change in Control — Stock Option Agreements.”

(9)	These stock options vest on September 11, 2011, provided that the executive’s employment continues through that date. Vesting of stock options may accelerate upon the occurrence of certain events; see “Executive Compensation — Potential Payments upon Termination and Change in Control — Stock Option Agreements.”

(10)	These stock options vest, provided that the executive’s employment continues through the vesting date, on the date that the price of our common stock increases by 40% after the grant date and remains at or above that level for at least 10 consecutive trading days. Vesting of stock options may accelerate upon the occurrence of certain events; see “Executive Compensation — Potential Payments upon Termination and Change in Control — Stock Option Agreements.”

(11)	These shares of restricted stock vest on February 5, 2011, provided that the executive’s employment continues through that date. Vesting of restricted stock may accelerate upon the occurrence of certain events; see “Executive Compensation — Potential Payments upon Termination and Change in Control — Restricted Stock Agreements.”

(12)	These stock options vest, provided that the executive’s employment continues through the vesting date, on the date that the price of our common stock increases by 20% (for 50% of the stock options) and 40% (for the other 50% of the stock options) after the grant date and remains at or above that level for at least 10 consecutive trading days. Vesting of stock options may accelerate upon the occurrence of certain events; see “Executive Compensation — Potential Payments upon Termination and Change in Control — Stock Option Agreements.”

Option Exercises and Stock Vested

     The following table provides information with respect to the number and value of shares acquired by our Named Executive Officers during fiscal 2011 from the exercise of vested stock options and the vesting of restricted stock.

		Option Awards		Stock Awards
		Number of		Number of
		Shares		Shares
		Acquired	Value Realized	Acquired	Value Realized
		on Exercise	on Exercise	on Vesting	on Vesting
Name	Vesting Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)
James H. Morgan	—	—	—	—	—

Douglas R. Muir	03/01/10	—	—	2,927	$10,830
	06/05/10	—	—	3,750	14,775
	09/11/10	—	—	9,231	39,786

Jeffrey B. Welch	03/01/10	—	—	2,927	$10,830
	09/11/10	—	—	7,384	31,825

Steven A. Lineberger	02/05/10	—	—	3,750	$11,175
	09/11/10	—	—	7,384	31,825
	11/02/10	—	—	1,250	7,138

Kenneth J. Hudson	03/01/10	—	—	1,854	$6,860
	09/11/10	—	—	7,384	31,825

M. Bradley Wall	09/11/10	—	—	7,384	$31,825
	11/02/10	—	—	5,000	28,550

Nonqualified Deferred Compensation

Nonqualified Deferred Compensation Table

     The following table sets forth the non-qualified deferred compensation of each Named Executive Officer in fiscal 2011.

Aggregate
	Executive	Registrant	Earnings in	Aggregate	Aggregate
	Contributions in	Contributions in	Last Fiscal	Withdrawals/	Balance at Last
	Last Fiscal Year	Last Fiscal Year	Year	Distributions	Fiscal Year End
Name	($)(1)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)
James H. Morgan	—	—	—	—	—
Douglas R. Muir	—	—	—	—	—
Jeffrey B. Welch	—	—	—	—	—
Steven A. Lineberger	—	—	—	—	—
Kenneth J. Hudson	$32,614	—	$17,430	—	$108,707
M. Bradley Wall	—	—	—	—	—
____________________

(1)	Executive contribution amounts are included in the “Salary” column of the Summary Compensation Table above.

     As discussed above, we maintain the 401(k) Mirror Plan, which is designed to enable highly compensated employees whose contributions to the 401(k) Plan are limited by certain statutory limitations to have the same opportunity to defer compensation as is available to other employees of Krispy Kreme under the qualified 401(k) Plan. Participants can contribute from 1% to 15% of their base compensation and from 1% to 100% of their bonus under the 401(k) Mirror Plan, in each case reduced by amounts contributed under the 401(k) Plan. In addition, participants can contribute up to 100% of the excess distributions they receive from the 401(k) Plan. A participant’s account under the 401(k) Mirror Plan is invested in the investment options selected by the participant from among the same investment options that are available under the 401(k) Plan. Participants receive a payout of their account balance six months following termination of employment and can elect to receive the payout in a lump sum or in quarterly payments over a period of up to 10 years.

Potential Payments upon Termination and Change in Control

     We do not maintain any severance or change in control plans. However, pursuant to the terms of certain employment agreements, stock option agreements, and restricted stock agreements, executives, including our Named Executive Officers, are eligible to receive severance and other benefits in the case of certain termination events and in the case of a change in control. For a detailed description of the employment agreements for our Named Executive Officers, see “Executive Compensation— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.”

     The discussion and tables below (as well as the discussion of the employment agreements above) reflect the estimated amount of additional compensation and benefits that would be paid or accrued to each of the Named Executive Officers in the event of all applicable hypothetical scenarios, including:
  a “change in control” (as defined below), with or without a corresponding termination of employment;

  termination by us without “cause” (as defined below);

  termination by the executive for “good reason” (as defined below);

  voluntary termination;

  “retirement” (as defined below);

  “disability” (as defined below); and

  death.
     Amounts are not included for compensation and benefits to which an executive would be entitled if the specified event had not occurred.

Stock Option Agreements

Fiscal 2011 Stock Option Grants

     In January and March 2011, the Compensation Committee adopted a form of incentive stock option agreement and approved amendments to the form of nonqualified stock option agreement, respectively, to provide that upon a Named Executive Officer’s termination of employment with the Company not for cause or by the Named Executive Officer for good reason within two years after a change in control, his or her options will become vested and exercisable in full (a “double-trigger” requirement). The previous form of nonqualified stock option agreement provided that a Named Executive Officer’s stock options became vested and exercisable in full in the event of only a change in control (a “single-trigger” requirement). Each of the stock option agreements governing stock option grants made to the Named Executive Officers in fiscal 2011 were made pursuant to the form of incentive stock option agreement and provide that all of such options shall vest and become exercisable upon (1) termination of employment due to retirement, death, or disability or (2) upon a Named Executive Officer’s termination of employment with the Company not for cause or by the Named Executive Officer for good reason within two years after a change in control of Krispy Kreme. In the event of a change in control, the Board of Directors, in its sole discretion, may give prior written notice of such event to the executive and set a termination date for the exercise of such options. In the event of termination for cause, all options of the executive are terminated.

     In the event any of the above accelerated vesting events are triggered, the options would remain exercisable until (1) in the case of termination on account of disability, 180 days after termination, (2) in the case of termination on account of death, 360 days after termination, (3) in the case of retirement, the ten-year anniversary of the grant date, and (4) in the case of a Named Executive Officer’s termination of employment with the Company not for cause or by the Named Executive Officer for good reason within two years after a change in control, the earlier of the date specified in a notice by the Board of Directors, if any, and the then-current expiration date.

     In the case of termination for any reason other than retirement, death, disability, or cause, vested options remain exercisable for 90 days following the date of termination (without any acceleration of vesting).

     For the purposes of these stock option agreements:

     “Cause” means, generally: (a) with respect to the stock option agreements governing stock option grants made to the Named Executive Officers in fiscal 2007, the following events: (1) drug abuse by the executive; (2) alcohol abuse by the executive if it interferes with the efficient conduct of business by the executive; (3) theft, embezzlement or other similar act by the executive of any tangible or intangible asset of Krispy Kreme or any customer or supplier of Krispy Kreme; (4) commission of any other criminal act by the executive if such act causes or is likely to cause damage to the business of Krispy Kreme; (5) a material breach by the executive of any written agreement between Krispy Kreme and the executive, or any written policy of Krispy Kreme known by and applicable to all of its employees; and (6) willful failure by the executive to follow the instructions of the Board or an officer or other supervisory employee of Krispy Kreme duly authorized to give instructions to the executive and (b) with respect to the stock option agreements governing stock option grants to the Named Executive Officers in fiscal 2008, fiscal 2009, fiscal 2010, and fiscal 2011, the following events: (1) fraud, embezzlement, theft, or proven dishonesty, or any other illegal act or practice (whether or not resulting in criminal prosecution or conviction), or any act or practice deemed to have resulted in the executive becoming unbondable under Krispy Kreme’s fidelity bond; (2) willful misconduct deemed to be materially injurious to Krispy Kreme, monetarily or otherwise; or (3) the willful and continued failure or habitual neglect by the executive to perform his duties with Krispy Kreme substantially in accordance with the operating and personnel policies and procedures of Krispy Kreme generally applicable to all of Krispy Kreme’s employees.

     “Change in control” means, generally: (1) the acquisition by any person of 50% or more of our outstanding voting stock; (2) consummation of a merger or consolidation involving Krispy Kreme if our shareholders, immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50% of the outstanding voting securities of the surviving company in substantially the same proportion as their ownership of the voting stock of Krispy Kreme outstanding immediately before such merger or consolidation; (3) consummation of the sale or other disposition of all or substantially all of the assets of Krispy Kreme; (4) approval by our shareholders of a complete liquidation or dissolution of Krispy Kreme; or (5) a change in the majority composition of the Board not approved by a majority of the directors in office before the change.

     “Disability” means a condition where the executive either (1) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (2) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than three months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of Krispy Kreme.

     “Good reason” has the same meaning set forth in the employment agreement, if any, between the executive and the Company, or if no employment agreement exists containing such definition, “good reason” means any of the following acts by the Company within the two year period following a change in control, without the consent of the executive: (1) the assignment to the executive of duties or responsibilities materially inconsistent with, or a material diminution in, the executive’s position, authorities, duties and responsibilities; (2) a material reduction in the executive’s base salary; (3) except with respect to international executives, the relocation, without consent, of the executive’s principal place of employment more than 25 miles from the location at which the executive was stationed immediately prior to the change in control; or (4) any material breach of any employment agreement between the executive and the Company.

     “Retirement” means the executive’s termination of employment at a time when, for an executive, the sum of the executive’s age and years of employment with Krispy Kreme, its subsidiaries, and affiliates equals or exceeds 65.

Fiscal 2007 - Fiscal 2010 Stock Option Grants

     Each of the stock option agreements governing stock option grants made to the Named Executive Officers in fiscal 2007, fiscal 2008, fiscal 2009, and fiscal 2010 provide that all of such options shall vest and become exercisable upon (1) termination of employment due to retirement, death, or disability or (2) a change in control of Krispy Kreme. In the event of a change in control, the Board of Directors, in its sole discretion, may give prior written notice of such event to the executive and set a termination date for the exercise of such options. In the event of termination for cause, all options of the executive are terminated.

     In the event any of the above accelerated vesting events are triggered, the options would remain exercisable until (1) in the case of termination on account of disability, 180 days after termination, (2) in the case of termination on account of death, 360 days after termination, (3) in the case of retirement, the ten-year anniversary of the grant date, and (4) in the case of a change in control, the earlier of the date specified in a notice by the Board of Directors, if any, and the then-current expiration date.

     In the case of termination for any reason other than retirement, death, disability, or cause, vested options remain exercisable for 90 days (or 60 days with respect to the stock option agreements governing stock option grants made to the Named Executive Officers in fiscal 2007) following the date of termination (without any acceleration of vesting).

     For the purposes of these stock option agreements, the terms “cause,” “change in control,” “disability,” and “retirement” generally have the meanings set forth above under “Executive Compensation – Potential Payments Upon Termination or Change in Control — Stock Option Agreements — Fiscal 2011 Stock Option Grants.”

Pre-Fiscal 2007 Stock Option Grants

     Except for Mr. Muir and Mr. Lineberger, all of the Named Executive Officers (including Mr. Morgan as a member of the Board of Directors) received stock option grants prior to fiscal 2007. Treatment of these options upon termination or a change in control is generally the same as the treatment of the options granted in fiscal years 2007 - 2010, except that the relevant stock option agreements define change in control (referred to in the agreements as “Corporate Reorganization”) to mean, generally: (1) any person or group purchases 50% or more of our outstanding common stock pursuant to a tender or exchange offer or otherwise becomes the owner of 50% or more of our outstanding common stock; (2) the merger or consolidation of Krispy Kreme if, as a result of which, the holders of outstanding stock of Krispy Kreme immediately prior to such a merger or consolidation hold less than 50% of the stock of the surviving company; (3) the sale or other disposition of all or substantially all of the assets of Krispy Kreme; (4) the liquidation of Krispy Kreme; or (5) a change in the majority composition of the Board not approved by two-thirds of the directors in office before the change during any 24-month period during the existence of the option agreement. In addition, certain stock option agreements governing stock option grants made to Messrs. Morgan and Wall prior to 2002 do not provide that stock options vest and become exercisable upon termination of employment due to retirement, death, or disability. Mr. Muir and Mr. Lineberger did not receive any stock option grants prior to fiscal 2007.

     For the purposes of these stock option agreements, the terms “disability” and “retirement” generally have the meanings set forth above under “Executive Compensation – Potential Payments Upon Termination or Change in Control — Stock Option Agreements — Fiscal 2011 Stock Option Grants.”

Restricted Stock Agreements

     Each of the restricted stock agreements governing restricted stock grants made to Messrs. Muir, Welch, Lineberger, Hudson, and Wall in fiscal 2008 provide that all of such unvested restricted stock shall be automatically forfeited upon termination of the applicable executive’s employment, provided that all unvested restricted stock shall vest upon (1) termination of employment due to death or “disability” or (2) a “change in control” of Krispy Kreme. In addition, the restricted stock agreements of Messrs. Muir, Welch, Lineberger, Hudson, and Wall dated September 11, 2007 provide that restricted stock grants made pursuant to these agreements shall vest upon termination of the applicable executive’s employment due to “retirement.” In the first quarter of fiscal 2012, the

Compensation Committee approved amendments to the form of restricted stock unit agreement for future grants to provide that such restricted stock units will vest in full if an executive’s employment is terminated by the Company not for cause or by the executive for “good reason” within two years after the effective date of a change in control. For purposes of these restricted stock agreements, the terms “disability,” “change in control,” “good reason,” and “retirement” generally have the meanings set forth above under “Executive Compensation — Potential Payments Upon Termination or Change in Control — Stock Option Agreements — Fiscal 2011 Stock Option Grants.”

Termination Scenario Summary Tables

     The amounts shown in the tables below assume that the noted triggering event occurred on January 28, 2011, the last business day of fiscal 2011. Therefore, such amounts reflect the additional payments or benefits each Named Executive Officer would be entitled to receive pursuant to his employment agreement, as such existed on January 28, 2011. On March 11, 2011, the employment agreements for the Named Executive Officers were amended and restated to (1) eliminate the tax gross up in the event that a Named Executive Officer would be subject to excise tax in connection with a change in control under Section 280G of the Code, (2) provide that any severance benefits payable to Mr. Morgan following a change in control of the Company are subject to a “double trigger,” (3) increase the severance multiplier for Messrs. Welch, Lineberger, Hudson, and Wall in the event of a qualifying termination within two years after a change in control. As of January 28, 2011, Mr. Morgan and Mr. Hudson were the only Named Executive Officers who were retirement eligible. Other relevant assumptions and explanations are provided in the footnotes following the tables. The amounts shown reflect only the additional payments or benefits that a Named Executive Officer would have received upon the occurrence of the respective triggering events listed below; they do not include the value of payments or benefits that would have been earned, or any amounts associated with equity awards that would have vested absent the triggering event. The tables below do not take into account any value received by us as a result of the Named Executive Officers’ covenants not to compete.

James H. Morgan

	Termination without	Change
	cause or termination	in control
	by executive for	regardless of
Name	good reason(1)	termination(2)	Retirement(3)	Death or disability
Compensation:
Severance pay(4)	$2,726,500	$—	$—	$—
Vesting of unvested stock options(5)	795,000	795,000	795,000	795,000
Benefits:
Health and dental insurance(6)	15	15	—	15
Excise tax gross-up(7)	1,242,117	—	—	—
Total	$4,763,632	$795,015	$795,000	$795,015

____________________

(1)	Good reason, as defined in Mr. Morgan’s employment agreement prior to March 11, 2011, includes a change in control.

(2)	Applicable only if, following a change in control, Mr. Morgan is not the chief executive officer of a publicly traded surviving entity.

(3)	Mr. Morgan is currently “retirement” eligible under the terms of his stock option and restricted stock agreements, having achieved the definition’s requirement of age plus years of service to the Company equaling 65, and thus, upon termination of employment by reason of “retirement,” the unvested restricted stock and stock options awarded pursuant to award agreements containing retirement eligibility provisions will immediately vest.

(4)	Represents two times Mr. Morgan’s base salary, plus two times an assumed annual bonus equal to 70% of base salary, to be paid in 12 equal installments, the first two of which are to be paid two months following the date of termination and the next ten of which will be paid in ten equal monthly installments commencing three months following the date of termination, plus a pro-rated annual bonus equal to 70% of base salary, to be paid 60 days following the date of termination.

(5)	Represents the intrinsic value as of January 28, 2011 of unvested stock options.

(6)	Represents 12 months of continued health insurance coverage, computed as the excess of our current COBRA premium for such coverage over Mr. Morgan’s current contribution to the health plan providing benefits to our employees. These benefits would be payable over such 12 months.

(7)	Prior to the amendment and restatement of Mr. Morgan’s employment agreement on March 11, 2011 (as defined above, the “Amended Employment Agreement”), Mr. Morgan was entitled to a gross-up payment for any excise taxes payable by him. Assuming a change in control occurred on January 28, 2011, Mr. Morgan would have been required to pay excise taxes if he terminated his employment for good reason or if he was terminated without cause. Assuming either of these events occurred on January 28, 2011, in addition to a change in control on the same date, the amount shown in the table represents the amount needed to make Mr. Morgan whole for the excise taxes that would have been imposed and all taxes that would have been payable on the gross-up payment itself. The provisions regarding payment of an excise tax gross-up payment have been removed from Mr. Morgan’s Amended Employment Agreement.

Douglas R. Muir

		Termination
	Termination	without cause or
	without cause	termination by	Change in
	or termination	executive for good	control
	by executive for	reason following a	regardless of
Name	good reason	change in control	termination	Death or disability
Compensation:
Severance pay(1)	$560,000	$1,330,000	$—	$—
Vesting of unvested restricted shares(2)	—	101,652	101,652	101,652
Vesting of unvested stock options(3)	—	884,616	884,616	884,616
Benefits:
Health and dental insurance(4)	15,487	15,487	—	15,487
Excise tax gross-up(5)	—	564,844	—	—
Total	$575,487	$2,896,599	$986,268	$1,001,755

____________________

(1)	In the case of termination without cause or termination by executive for good reason, represents Mr. Muir’s base salary, to be paid in 12 equal installments, the first two of which are to be paid two months following the date of termination and the next ten of which will be paid in ten equal monthly installments commencing three months following the date of termination, plus a pro-rated annual bonus equal to 60% of base salary to be paid 60 days following the date of termination. In the case of termination without cause or termination by executive for good reason following a change in control, represents two times Mr. Muir’s base salary, plus two times an assumed annual bonus equal to 60% of base salary, plus a pro-rated annual bonus equal to 60% of base salary, to be paid 60 days following the date of termination.

(2)	Represents the intrinsic value as of January 28, 2011 of unvested restricted stock awards.

(3)	Represents the intrinsic value as of January 28, 2011 of unvested stock options.

(4)	Represents 18 months of continued health insurance coverage, computed as the excess of our current COBRA premium for such coverage over Mr. Muir’s current contribution to the health plan providing benefits to our employees. These benefits would be payable over such 18 months.

(5)	Prior to the amendment and restatement of Mr. Muir’s employment agreement on March 11, 2011 (as defined above, the “Amended Employment Agreement”), Mr. Muir was entitled to a gross-up payment for any excise taxes payable by him. Assuming a change in control occurred on January 28, 2011, Mr. Muir would have been required to pay excise taxes if he terminated his employment for good reason or if he was terminated without cause. Assuming either of these events occurred on January 28, 2011 in addition to a change in control on the same date, the amount shown in the table represents the amount needed to make Mr. Muir whole for the excise taxes that would have been imposed and all taxes that would have been payable on the gross-up payment itself. The provisions regarding payment of an excise tax gross-up payment have been removed from Mr. Muir’s Amended Employment Agreement.

Jeffrey B. Welch

	Termination	Termination without
	without cause	cause or termination
	or termination by	by executive for good	Change in control
	executive for good	reason following a	regardless of
Name	reason	change in control	termination	Death or disability
Compensation:
Severance pay(1)	$517,500	$819,375	$—	$—
Vesting of unvested restricted shares(2)	—	65,894	65,894	65,894
Vesting of unvested stock options(3)	—	735,512	735,512	735,512
Benefits:
Health and dental insurance(4)	16,151	16,151	—	16,151
Total	$533,651	$1,636,932	$801,406	$817,557

____________________

(1)	In the case of termination without cause or termination by executive for good reason, represents Mr. Welch’s base salary, to be paid in 12 equal installments, the first two of which are to be paid two months following the date of termination and the next ten of which will be paid in ten equal monthly installments commencing three months following the date of termination, plus a pro-rated annual bonus equal to 50% of base salary, to be paid 60 days following the date of termination. In the case of termination without cause or termination by executive for good reason following a change in control, represents one and a quarter times Mr. Welch’s base salary, plus one and a quarter times an assumed annual bonus equal to 50% of base salary, plus a pro-rated annual bonus equal to 50% of base salary, to be paid 60 days following the date of termination. Effective as of March 11, 2011, Mr. Welch’s employment agreement was amended and restated to increase the severance multiplier to two times base salary plus two times target annual bonus in the event of termination of employment within two years following a change in control (1) by Mr. Welch for good reason or (2) by the Company without cause.

(2)	Represents the intrinsic value as of January 28, 2011 of unvested restricted stock awards.

(3)	Represents the intrinsic value as of January 28, 2011 of unvested stock options.

(4)	Represents 18 months of continued health insurance coverage, computed as the excess of our current COBRA premium for such coverage over Mr. Welch’s current contribution to the health plan providing benefits to our employees. These benefits would be payable over such 18 months.

Steven A. Lineberger

	Termination	Termination without
	without cause	cause or termination
	or termination by	by executive for good	Change in control
	executive for good	reason following a	regardless of
Name	reason	change in control	termination	Death or disability
Compensation:
Severance pay(1)	$487,500	$771,875	$—	$—
Vesting of unvested restricted shares(2)	—	71,153	71,153	71,153
Vesting of unvested stock options(3)	—	735,512	735,512	735,512
Benefits:
Health and dental insurance(4)	16,157	16,157	—	16,157
Total	$503,657	$1,594,697	$806,665	$822,822

____________________

(1)	In the case of termination without cause or termination by executive for good reason, represents Mr. Lineberger’s base salary, to be paid in 12 equal installments, the first two of which are to be paid two months following the date of termination and the next ten of which will be paid in ten equal monthly installments commencing three months following the date of termination, plus a pro-rated annual bonus equal to 50% of base salary, to be paid 60 days following the date of termination. In the case of termination without cause or termination by executive for good reason following a change in control, represents one and a quarter times Mr. Lineberger’s base salary, plus one and a quarter times an assumed annual bonus equal to 50% of base salary, plus a pro-rated annual bonus equal to 50% of base salary, to be paid 60 days following the date of termination. Effective as of March 11, 2011, Mr. Lineberger’s employment agreement was amended and restated to increase the severance multiplier to two times base salary plus two times target annual bonus in the event of termination of employment within two years following a change in control (1) by Mr. Lineberger for good reason or (2) by the Company without cause.

(2)	Represents the intrinsic value as of January 28, 2011 of unvested restricted stock awards.

(3)	Represents the intrinsic value as of January 28, 2011 of unvested stock options.

(4)	Represents 18 months of continued health insurance coverage, computed as the excess of our current COBRA premium for such coverage over Mr. Lineberger’s current contribution to the health plan providing benefits to our employees. These benefits would be payable over such 18 months.

Kenneth J. Hudson

		Termination
	Termination	without cause or
	without cause	termination by	Change in
	or termination	executive for good	control
	by executive for	reason following a	regardless of
Name	good reason	change in control	termination	Retirement(1)	Death or disability
Compensation:
Severance pay(2)	$382,500	$605,625	$—	$—	$—
Vesting of unvested restricted shares(3)	47,190	59,037	59,037	47,190	59,037
Vesting of unvested stock options(4)	735,512	735,512	735,512	735,512	735,512
Benefits:
Health and dental insurance(5)	10,447	10,447	—	—	10,447
Total	$1,175,649	$1,410,621	$794,549	$782,702	$804,996

____________________

(1)	Mr. Hudson is currently “retirement” eligible under the terms of his stock option and restricted stock agreements, having achieved the definition’s requirement of age plus years of service to the Company equaling 65, and thus, upon termination of employment by reason of “retirement,” the unvested restricted stock and stock options awarded pursuant to award agreements containing retirement eligibility provisions will immediately vest.

(2)	In the case of termination without cause or termination by executive for good reason, represents Mr. Hudson’s base salary, to be paid in 12 equal installments, the first two of which are to be paid two months following the date of termination and the next ten of which will be paid in ten equal monthly installments commencing three months following the date of termination, plus a pro-rated annual bonus equal to 50% of base salary, to be paid 60 days following the date of termination. In the case of termination without cause or termination by executive for good reason following a change in control, represents one and a quarter times Mr. Hudson’s base salary, plus one and a quarter times an assumed annual bonus equal to 50% of base salary, plus a pro-rated annual bonus equal to 50% of base salary, to be paid 60 days following the date of termination. Effective as of March 11, 2011, Mr. Hudson’s employment agreement was amended and restated to increase the severance multiplier to two times base salary plus two times target annual bonus in the event of termination of employment within two years following a change in control (1) by Mr. Hudson for good reason or (2) by the Company without cause.

(3)	Represents the intrinsic value as of January 28, 2011 of unvested restricted stock awards.

(4)	Represents the intrinsic value as of January 28, 2011 of unvested stock options.

(5)	Represents 18 months of continued health insurance coverage, computed as the excess of our current COBRA premium for such coverage over Mr. Hudson’s current contribution to the health plan providing benefits to our employees. These benefits would be payable over such 18 months.

M. Bradley Wall

	Termination	Termination without
	without cause	cause or termination
	or termination by	by executive for good	Change in control
	executive for good	reason following a	regardless of
Name	reason	change in control	termination	Death or disability
Compensation:
Severance pay(1)	$382,500	$605,625	$—	$—
Vesting of unvested restricted shares(2)	—	47,190	47,190	47,190
Vesting of unvested stock options(3)	—	735,512	735,512	735,512
Benefits:
Health and dental insurance(4)	16,136	16,136	—	16,136
Total	$398,636	$1,404,463	$782,702	$798,838

____________________

(1)	In the case of termination without cause or termination by executive for good reason, represents Mr. Wall’s base salary, to be paid in 12 equal installments, the first two of which are to be paid two months following the date of termination and the next ten of which will be paid in ten equal monthly installments commencing three months following the date of termination, plus a pro-rated annual bonus equal to 50% of base salary, to be paid 60 days following the date of termination. In the case of termination without cause or termination by executive for good reason following a change in control, represents one and a quarter times Mr. Wall’s base salary, plus one and a quarter times an assumed annual bonus equal to 50% of base salary, plus a pro-rated annual bonus equal to 50% of base salary, to be paid 60 days following the date of termination. Effective as of March 11, 2011, Mr. Wall’s employment agreement was amended and restated to increase the severance multiplier to two times base salary plus two times target annual bonus in the event of termination of employment within two years following a change in control (1) by Mr. Wall for good reason or (2) by the Company without cause

(2)	Represents the intrinsic value as of January 28, 2011 of unvested restricted stock awards.

(3)	Represents the intrinsic value as of January 28, 2011 of unvested stock options.

(4)	Represents 18 months of continued health insurance coverage, computed as the excess of our current COBRA premium for such coverage over Mr. Wall’s current contribution to the health plan providing benefits to our employees. These benefits would be payable over such 18 months.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
(Item Number 4 on the Proxy Card)

     The Audit Committee appointed PricewaterhouseCoopers LLP as Krispy Kreme’s independent registered public accounting firm to audit Krispy Kreme’s financial statements for its fiscal year ending January 29, 2012. PricewaterhouseCoopers LLP has served as independent registered public accounting firm to Krispy Kreme since 1992. While ratification by the shareholders of this appointment is not required by law, our articles of incorporation, or our bylaws, our management believes that such ratification is desirable. If shareholders do not ratify the decision of the Audit Committee to reappoint PricewaterhouseCoopers LLP as Krispy Kreme’s independent registered public accounting firm for fiscal 2012, the Audit Committee will take the action of the shareholders into account in selecting an independent registered public accounting firm for fiscal 2013. The Board of Directors recommends a vote “FOR” ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm to Krispy Kreme for fiscal 2012.

INFORMATION RELATED TO OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

General

     PricewaterhouseCoopers LLP served as the Company’s independent registered public accounting firm for fiscal 2010 and fiscal 2011. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting for purposes of answering appropriate questions that any shareholder may wish to ask, and such representatives will have an opportunity to make a statement at the Annual Meeting if they so desire.

Fees

     The following table sets forth the aggregate fees billed by PricewaterhouseCoopers LLP to the Company in each of the last two fiscal years for audit and non-audit services. The nature of the services provided in each such category is described following the table.

	2011	2010
Audit Fees	$1,198,385	$1,061,080
Audit-Related Fees	67,800	19,700
Tax Fees	—	3,948
All Other Fees	3,900	3,900
Total	$1,270,085	$1,088,628

Audit Fees — Consists of aggregate fees for professional services rendered for the audits of the annual financial statements of Krispy Kreme and reviews of financial statements included in the Company’s Forms 10-Q, and for fiscal 2010, also includes professional fees rendered for consent procedures related to Form S-3.

Audit-Related Fees — Consists of aggregate fees for accounting consultations.

Tax Fees — Consists of aggregate fees for tax advice.

All Other Fees — Consists of aggregate fees for accounting research tools.

Pre-Approval of Audit and Non-Audit Services

     The Audit Committee is responsible for pre-approving all audit and permitted non-audit services provided to the Company by its independent registered public accounting firm. To help fulfill this responsibility, the Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy. Under the policy, all audit and non-audit services must be pre-approved by the Audit Committee either (1) before the commencement of each service on a case-by-case basis, called “specific pre-approval,” or (2) by the description in sufficient detail in exhibits to the policy of particular services which the Audit Committee has generally approved, without the need for case-by-case consideration, called “general pre-approval.” Unless a particular service has received general pre-approval, it must receive the specific pre-approval of the Audit Committee or one of its members to whom the Audit Committee has delegated specific pre-approval authority. The policy describes the audit and audit-related services, if any, which have received general pre-approval. These general pre-approvals allow the Company to engage the independent registered public accounting firm for the enumerated services for individual engagements up to the fee limits described in the policy. The Audit Committee periodically reviews the services that have received general pre-approval and the associated fee ranges. The policy does not delegate to management the Audit Committee’s responsibility to pre-approve services performed by the independent registered public accounting firm. All of the services described above under Audit-Related Fees, Tax Fees, and All Other Fees for fiscal 2010 and fiscal 2011 were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE FOR FISCAL YEAR 2011

     The Audit Committee assists the Board of Directors in its oversight of the integrity of Krispy Kreme’s financial statements, compliance with legal and regulatory requirements, the manner in which management assesses, monitors, and manages the Company’s risk exposure and the adequacy of the Company’s risk-management activities, the qualifications and independence of the independent registered public accounting firm, and the performance of the independent registered public accounting firm and the internal audit function. Management is responsible for Krispy Kreme’s financial statements, internal controls, and the financial reporting process. Krispy Kreme’s independent registered public accounting firm is responsible for expressing an opinion that the consolidated financial statements present fairly, in all material respects, the financial position, results of operations and cash flows based on an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board. In conjunction with the specific activities performed by the Audit Committee in its oversight role:

1.	The Audit Committee has reviewed and discussed the audited financial statements, as of and for the year ended January 30, 2011, with management of Krispy Kreme.

2.	The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed as required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.	The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm such firm’s independence.

     Based on the review and discussions referred to in paragraphs one through three above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the 2011 Form 10-K for filing with the SEC.

Robert S. McCoy, Jr., Chair
Andrew J. Schindler
Michael H. Sutton

TRANSACTIONS WITH RELATED PERSONS

Transactions with Related Persons

     Except as described in the following paragraphs, there were no reportable transactions with related persons in fiscal 2011.

     Our franchisee for the Middle East, Kuwait Food Company (Americana), is an affiliate of Mohamed Abdulmohsin Al Kharafi & Sons W.L.L. (“Al Kharafi”), which was the beneficial owner of 13.4% of our common stock as of April 15, 2011. We had transactions in the normal course of business with this franchisee (including sales of doughnut mix and equipment to the franchisee and royalties payable to us by the franchisee based on its sales at Krispy Kreme franchise stores) totaling approximately $9.2 million in fiscal 2011. Such transactions were conducted pursuant to development and franchise agreements, the terms of which are substantially the same as those currently offered to our other international franchisees. In April 2011, the Audit Committee reviewed the ongoing relationship with Al Kharafi and determined that it was in the best interests of the Company and its shareholders to continue the related person transaction with Al Kharafi in fiscal 2012.

     At the end of fiscal 2010 and at the beginning of fiscal 2011, Krispy Kreme entered into contracts with Cummings Incorporated (“Cummings”), a store exterior design and remodeling company, to refurbish the exteriors of two Krispy Kreme stores. Krispy Kreme director C. Stephen Lynn was the Chairman and an indirect owner of approximately 60% of Cummings until the end of April 2011. The aggregate amount paid in fiscal 2011 by the Company under the contracts was $380,000, which Krispy Kreme paid directly to Cummings. In evaluating the transaction with Cummings and prior to entering into the initial contracts with Cummings, Krispy Kreme management obtained estimates for similar work from construction companies and the Audit Committee discussed those cost comparisons, the proposed transaction with Cummings, and the relationship between Cummings, Mr. Lynn, and Krispy Kreme before approving the contracts and the relationship in the fourth quarter of fiscal 2010. Management and the Audit Committee determined that the contracts were on terms as favorable as could have been obtained from a non-affiliated entity. In fiscal 2012, Krispy Kreme entered into two additional contracts with Cummings to refurbish two Krispy Kreme stores at an aggregate cost of approximately $212,000. In early April 2011, the Audit Committee reviewed the ongoing relationship with Cummings and the additional fiscal 2012 contracts, which were on terms similar to the initial contracts, and determined that it was in the best interests of the Company and its shareholders to continue the related person transaction with Cummings in fiscal 2012. At the end of April 2011, Cummings assigned its contracts with Krispy Kreme to a newly-created entity, Cummings Resources, LLC, in which Mr. Lynn owns an approximate three percent interest.

Review, Approval, or Ratification of Transactions with Related Persons

     Our Audit Committee has adopted written Policy and Procedures with Respect to Related Person Transactions (the “Policy”), which is available on our web site at http://investor.krispykreme.com/governance.cfm. The Policy provides that any proposed Related Person Transaction must be submitted to the Audit Committee for consideration. In determining whether or not to approve the transaction, the Policy provides that the Committee shall consider all of the relevant facts and circumstances available to the Committee, including (if applicable), but not limited to: the benefits to us; the impact on a director’s independence, if applicable; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. The Policy provides that the Committee shall approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of Krispy Kreme and its shareholders, as the Committee determines in good faith. The Policy provides that all material related person transactions are to be disclosed to the full Board of Directors.

     For purposes of the Policy, a “Related Person Transaction” is a transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which Krispy Kreme (including any of its subsidiaries) was, is, or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has, or will have a direct or indirect material interest.

     For purposes of the Policy, a “Related Person” means:

(1)	any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer or a nominee to become a director of Krispy Kreme;

(2)	any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; or

(3)	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee, or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee, or more than 5% beneficial owner.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of beneficial ownership and changes in such ownership with the SEC. Such officers, directors, and shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from our executive officers and directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis during fiscal 2011.

SHAREHOLDERS’ PROPOSALS FOR 2012 ANNUAL MEETING

     Shareholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our bylaws.

     The 2012 Annual Meeting of Shareholders is tentatively scheduled to be held on June 12, 2012. Shareholder proposals that are intended to be included in our Proxy Statement and proxy relating to the 2012 Annual Meeting of Shareholders must be received by us no later than January 6, 2012 to be considered for inclusion.

     If a shareholder intends to submit a nomination for director for our 2012 Annual Meeting of Shareholders that is not to be included in Krispy Kreme’s Proxy Statement and proxy relating to the 2012 Annual Meeting of Shareholders, the shareholder must give us notice in accordance with the requirements set forth in Krispy Kreme’s bylaws during the period from February 15, 2012 to March 16, 2012, the period that is not less than 90 days nor more than 120 days prior to the first anniversary date of Krispy Kreme’s 2011 Annual Meeting of Shareholders. Krispy Kreme’s bylaws require that certain information with respect to the nomination and the shareholder making the nomination be set forth in the notice.

     If the date of the 2012 Annual Meeting of Shareholders is not scheduled within a period commencing 30 days before the first anniversary date of Krispy Kreme’s 2011 Annual Meeting of Shareholders and ending 60 days after such anniversary date, shareholders will be advised of such change and of the new dates for submission of nominations for directors.

     If a shareholder intends to submit a proposal for our 2012 Annual Meeting of Shareholders that is not to be included in Krispy Kreme’s Proxy Statement and proxy relating to the 2012 Annual Meeting of Shareholders, the shareholder generally must give us notice in accordance with the requirements set forth in Krispy Kreme’s bylaws during the period that is not less than 40 days nor more than 90 days before Krispy Kreme’s 2012 Annual Meeting of Shareholders. Krispy Kreme’s bylaws require that certain information with respect to the proposal and the shareholder making the proposal be set forth in the notice.

     To obtain a copy of the relevant bylaw provision or to submit a proposal, a shareholder must submit such request or proposal in writing to: Krispy Kreme Doughnuts, Inc., 370 Knollwood Street, Suite 500, Winston-Salem, North Carolina 27103, Attention: Secretary.

HOUSEHOLDING

     Krispy Kreme has previously adopted a procedure approved by the SEC called “householding.” Under this procedure, multiple registered shareholders who share the same last name and address and do not participate in electronic delivery will receive only one copy of the annual proxy materials unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees.

     If you are a registered shareholder (your shares are held directly in your name) and you wish to opt out of householding and continue to receive multiple copies of the proxy materials at the same address, you may do so at any time prior to 30 days before the mailing of proxy materials, which we expect to be mailed in April or May of each year, by calling our Investor Relations Department at (336) 726-8917 or by notifying us in writing at: Krispy Kreme Doughnuts, Inc., 370 Knollwood Street, Suite 500, Winston-Salem, North Carolina 27103, Attention: Secretary. You also may request additional copies of the proxy materials by notifying us in writing at the same address.

     If you share an address with another registered shareholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above-referenced address.

OTHER MATTERS

     All of the expenses involved in preparing, assembling, and mailing this Proxy Statement and the materials enclosed herewith, and soliciting proxies will be paid by Krispy Kreme. We may reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses reasonably incurred by them in sending proxy materials to beneficial owners of our common stock. The solicitation of proxies will be conducted primarily by mail, but may include telephone, email, or oral communications by directors, officers, or regular employees of Krispy Kreme, acting without special compensation. In addition, Krispy Kreme has engaged Innisfree M&A Incorporated to act as its proxy solicitor and has agreed to pay it approximately $10,000 plus reasonable fees and expenses for such services.

     Whether or not you plan on attending the Annual Meeting, please fill in, date, sign, and mail the accompanying proxy card, or vote by telephone or electronically through the Internet as soon as possible. If you attend the Annual Meeting and wish to vote in person, you may revoke your proxy at that time. Seating is limited at the Annual Meeting. If you plan to attend, you MUST follow the instructions described above under “Proxy Solicitation and General Information — Admission to Annual Meeting.”

BY ORDER OF THE BOARD OF
DIRECTORS,

WESLEY M. SUTTLE
Secretary

DIRECTIONS TO ANNUAL MEETING
KRISPY KREME DOUGHNUTS, INC.
Annual Meeting of Shareholders
Tuesday, June 14, 2011, 9:00 A.M.
Marriott Hotel
Hearn Grand Ballroom
425 North Cherry Street
Winston-Salem, North Carolina 27101

Reminder: Please bring your admission ticket to the Annual Meeting of Shareholders or proof of ownership and valid picture identification. (See instructions described above under “Proxy Solicitation and General Information — Admission to Annual Meeting.) Each admission ticket will admit the named shareholder and a guest. Seating is limited at the Annual Meeting so please plan on arriving early. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND EITHER AN ADMISSION TICKET OR PROOF THAT YOU OWN KRISPY KREME STOCK, YOU WILL NOT BE ADMITTED INTO THE ANNUAL MEETING.

Driving directions to the Marriott:

From the East: Take Business I-40 West toward Downtown Winston-Salem. Take Exit 5C (Cherry Street/Convention Center). Turn right onto South Cherry Street and go 0.34 miles. The Hotel will be on your right.

From the West: Take Business I-40 East toward Downtown Winston-Salem. Take Exit 5C (Cherry Street/Convention Center). Turn left onto High Street at the top of the exit. Turn left onto South Cherry Street and go 0.46 miles. The Hotel will be on your right.

Parking Information:

There is a city-owned parking deck across the street from the Hotel. Self-parking is $1.00/hour and valet parking is $8.00.

KRISPY KREME DOUGHNUTS, INC. 370 KNOLLWOOD STREET, SUITE 500 WINSTON-SALEM, NC 27103
VOTE BY TELEPHONE OR INTERNET QUICK * * * EASY * * * IMMEDIATE
Your telephone or Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE: Call Toll-Free on a Touch-Telephone 1-800-690-6903. There is NO CHARGE to you for this call. Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 13, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY INTERNET: The web address is www.proxyvote.com. Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 13, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL: Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Krispy Kreme Doughnuts, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VIEW PROXY STATEMENTS AND ANNUAL REPORTS ON THE INTERNET: If you agree to view future Proxy Statements and Annual Reports of the Company on the Internet instead of receiving paper copies in the mail, as described in the accompanying Proxy Statement (to the extent the Company makes such option available), please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

IF YOU VOTE BY PHONE OR INTERNET - DO NOT MAIL PROXY CARD. THANK YOU FOR VOTING.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M35950-P07643	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
KRISPY KREME DOUGHNUTS, INC.

Vote on Directors
1.	ELECTION OF CLASS III DIRECTORS
Nominees:
	01)	C. Stephen Lynn
	02)	Michael H. Sutton
	03)	Lizanne Thomas

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐
			For	Against	Abstain
Vote on Other Matters
2.	Advisory vote on the compensation of our named executive officers as disclosed in our 2011 Proxy Statement.		☐	☐	☐

		1 Year	2 Years	3 Years	Abstain

3.	Advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

			For	Against	Abstain

4.	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for its fiscal year ending January 29, 2012.		☐	☐	☐

5.	In accordance with their best judgment with respect to any other matters that may properly come before the meeting.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR items 1, 2, and 4 and in favor of every one year on item 3. If any other matters properly come before the Annual Meeting, or if cumulative voting is required, the person(s) named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Form 10-K and Shareholder Letter are available at www.proxyvote.com.

KRISPY KREME DOUGHNUTS, INC.
Annual Meeting of Shareholders
Tuesday, June 14, 2011, 9:00 AM
Marriott Hotel
Hearn Grand Ballroom
425 North Cherry Street
Winston-Salem, North Carolina 27101

ADMISSION TICKET

     Only shareholders of record as of the close of business on April 15, 2011, or their duly appointed proxies, are entitled to attend the Annual Meeting.

     Each Admission Ticket will admit the named shareholder and a guest. Seating is limited at the Annual Meeting, so please plan on arriving early. All shareholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND AN ADMISSION TICKET, YOU WILL NOT BE ADMITTED INTO THE ANNUAL MEETING.

     When you arrive at the Annual Meeting site, please fill in your complete name in the space provided below and submit this Ticket to one of the attendants at the registration desk. This Ticket is not transferable.

Shareholder Name: _______________________________________
ê IF YOU PLAN TO ATTEND THE MEETING, DETACH ADMISSION TICKET HERE ê
M35951-P07643

Krispy Kreme Doughnuts, Inc.
370 Knollwood Street, Suite 500
Winston-Salem, North Carolina 27103
Attention: Secretary

       The undersigned hereby appoints James H. Morgan and Douglas R. Muir, or either of them, as proxies of the undersigned to vote the common stock of the undersigned at the Annual Meeting of Shareholders of Krispy Kreme Doughnuts, Inc. (the "Company") to be held on June 14, 2011, and at any adjournment or postponement thereof.

       The Board of Directors recommends a vote "FOR": (1) the election of the directors named in this proxy and accompanying Proxy Statement, (2) the approval of the compensation of the Company's named executive officers as disclosed in the accompanying Proxy Statement, (3) holding future advisory votes on executive compensation every "one" year, and (4) the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for its fiscal year ending January 29, 2012; and unless instructions to the contrary are indicated in the space provided, this proxy will be so voted.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side